EXECUTION
Exhibit 2.5

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
DATED AS OF JULY 31, 2008
AMONG
ROOSEVELT MANAGEMENT COMPANY LLC,
NAVIGATOR MORTGAGE LOAN TRUST 2008,
WELLS FARGO BANK, N.A.
AND
IRWIN UNION BANK AND TRUST COMPANY

261363 NMLT 2008
Whole Loan Asset Purchase Agreement

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Table of Contents

Page

EXHIBIT A — MORTGAGE ASSET SCHEDULE DATA FIELDS
EXHIBIT B — FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT C — FORM OF BILL OF SALE

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AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
     THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (“Agreement”), dated as of July 31, 2008 is made and entered into among Roosevelt Management Company LLC, a Delaware limited liability company (“Roosevelt”), in its entity capacity and as series administrator (in such capacity, the “Series Administrator”) and as purchaser of the Trust Notes (as defined herein) (in such capacity, the “Note Purchaser”), Navigator Mortgage Loan Trust 2008, a Delaware statutory trust (the “Trust”), as asset purchaser (in such capacity, the “Asset Purchaser”), Wells Fargo Bank, N.A., as indenture trustee (in such capacity, the “Indenture Trustee”) and as custodian (in such capacity, the “Custodian”), and Irwin Union Bank and Trust Company, an Indiana state chartered bank (“Seller”).
WITNESSETH:
     WHEREAS, Roosevelt and the Seller have previously entered into an asset purchase agreement dated as of July 18, 2008 (the “Original Agreement”);
     WHEREAS, Roosevelt, the Seller, TPG-Axon Capital Management, LP, Irwin Home Equity Corporation and Irwin Financial Corporation have entered into a letter agreement, dated July 24, 2008, whereby such parties desire to amend and restate that Original Agreement and have agreed upon certain other related matters (the “July 24 Agreement”);
     WHEREAS, Roosevelt and the Seller, as the sole parties under the Original Agreement, hereby agree that this Agreement supersedes the Original Agreement in all respects, and that the Original Agreement shall be of no further force and effect;
     WHEREAS, the Trust is a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) created and governed by a trust agreement dated as of July 31, 2008 (the “Trust Agreement”), between the Seller, and Wells Fargo Delaware Trust Company, as owner trustee (the “Owner Trustee”);
     WHEREAS, the Trust will issue Navigator Mortgage Loan Trust 2008, Series 2008-1, Series 2008-2 and Series 2008-3 Notes (collectively, the “Trust Notes”) and Navigator Mortgage Loan Trust 2008, Series 2008-1, Series 2008-2 and Series 2008-3 Certificates (collectively, the “Trust Certificates” and, together with the Trust Notes, the “Securities”);
     WHEREAS, the Trust Notes will be issued pursuant to a master indenture dated as of July 31, 2008, (the “Master Indenture”), between the Trust and the Indenture Trustee, as supplemented by (i) that certain indenture supplement dated July 31, 2008 relating to Series 2008-1 (together with the Master Indenture, the “2008-1 Indenture”), (ii) that certain indenture supplement dated July 31, 2008 relating to Series 2008-2 (together with the Master Indenture, the “2008-2 Indenture”), and (iii) that certain indenture supplement dated July 31, 2008 relating to Series 2008-3 (together with the Master Indenture, the “2008-3 Indenture” and, together with the 2008-1 Indenture and the 2008-2 Indenture, each an “Indenture”), each among the Trust, the Owner Trustee with respect to the related Series and the Indenture Trustee;
     WHEREAS, the Trust Certificates will be issued pursuant to the Trust Agreement as supplemented by (i) that certain trust supplement dated as of July 31, 2008 relating to Series

2008-1 (the “2008-1 Trust Supplement”), (ii) that certain trust supplement dated as of July 31, 2008 relating to Series 2008-2 (the “2008-2 Trust Supplement”), and (iii) that certain trust supplement dated as of July 31, 2008 relating to Series 2008-3 (the “2008-3 Trust Supplement” together with the 2008-1 Trust Supplement and the 2008-2 Trust Supplement, each a “Trust Supplement”), each between the Trust and the Owner Trustee with respect to the related Series, such Trust Certificates representing a beneficial ownership interest in the related Series;
     WHEREAS, the Trust has entered into certain agreements in connection with the issuance of the Securities, including (a) an administration and servicing agreement dated as of July 31, 2008 (the “Administration and Servicing Agreement”), among the Trust, the Seller, Irwin Home Equity Corporation, as servicer (the “Servicer”), the Series Administrator, the Indenture Trustee and the Custodian; (b) the Indentures; (c) the Trust Agreement, and (d) the Trust Supplements (the Administration and Servicing Agreement, the Indentures, the Trust Agreement and the Trust Supplements being hereinafter referred to, collectively, as the “Securitization-Related Agreements”);
     WHEREAS, the Trust desires to have the Series Administrator perform certain of the duties of each Issuer under the Securitization-Related Agreements, and to provide such additional services consistent with the terms of this Agreement and the Securitization-Related Agreements as the Trust may from time to time request;
     WHEREAS, the Seller is engaged in the business of originating and purchasing first and second lien mortgages and home equity loans and lines of credit through its retail, wholesale, direct lending and correspondent divisions (the “Business”);
     WHEREAS, the Asset Purchaser desires to purchase from Seller, and Seller desires to sell to the Asset Purchaser, the Assets (as hereinafter defined), subject to the Asset Purchaser’s assumption of certain liabilities, upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the Seller desires to sell all of its right, title and interest in and to the Trust Notes to the Note Purchaser pursuant to a Note Purchase Agreement between the Seller and the Note Purchaser dated August 7, 2008 (the “Note Purchase Agreement”), upon the terms and conditions set forth in this Agreement and the Note Purchase Agreement; and
     WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in Article XI; and
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT
ARTICLE I
PURCHASE AND SALE OF THE ASSETS AND ASSUMPTION OF THE ASSUMED
LIABILITIES
     Section 1.01. Purchase and Sale of Assets. In consideration of the Trust’s issuance of the Trust Certificates to the Seller and the Trust’s issuance of the Trust Notes to the Note Purchaser (as Seller’s assignee), and of the Trust’s assumption of certain liabilities pursuant to Section 1.02, and in consideration of Roosevelt’s agreements in this Agreement and in the Related Agreements, the Seller shall, at the Closing, transfer, assign, set over and otherwise convey to the Trust, as the Asset Purchaser (and the Asset Purchaser shall, at the Closing, accept), without recourse (except to the extent specified herein), free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest of the Seller in, to and under the following assets of the Seller (collectively, the “Assets”):
          (i) the Portfolio;
          (ii) all Servicing Rights with respect to the Portfolio;
          (iii) all Corporate Advances relating to the Loans within the Portfolio; and
          (iv) all Files and Records relating to any Asset, copies of which may be retained by Seller to the extent required by Law.
     Section 1.02. Assumption of Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Trust shall assume and agree to discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):
          (a) all Liabilities of Seller under any of the Loans, including all obligations to fund Draw Advances made on or after the Closing Date under any of the Loans, to the extent arising on or after the Closing Date, and attributable to actions, omissions, facts, events, conditions, situations or sets of circumstances to the extent occurring on or following, the Closing Date; and
          (b) all Liabilities of Seller relating to any of the Assets to the extent arising on or after, and attributable to actions, omissions, facts, events, conditions, situations or sets of circumstances to the extent occurring on or following, the Closing Date.
All other Liabilities of Seller shall not be assumed by the Trust and shall remain the sole and exclusive responsibility of Seller. The Trust expressly disclaims any assumption of, and this Agreement does not purport to assign, any Liabilities whether or not related to or arising out of the Business or the Assets, whether arising before, on or after the Closing Date, other than such Assumed Liabilities. For the avoidance of doubt, notwithstanding anything to the contrary, Assumed Liabilities shall not include any Liabilities to the extent arising out of or related to actions, omissions, facts, events, conditions, situations or sets of circumstances that occurred prior to the Closing Date.
     Section 1.03. Purchase Price.
          (a) In consideration of the sale by the Seller to Roosevelt, as Note Purchaser, of the Trust Notes pursuant to the Note Purchase Agreement, Roosevelt shall pay the Seller, at the times specified by this Agreement, a cash purchase price (the “Purchase Price”) which shall be the aggregate of:
          (i) subject to adjustment to such percentage pursuant to Section 1.04, an amount equal to 35.31% of the aggregate Stated Principal Balance as of the close of business on the day immediately preceding the Closing Date of the Loans within the Portfolio, regardless of whether or not such Loans as of such time and day are Current Loans; provided, however, that the percentage stated in this Section 1.03(a)(i) shall be 6.31% with respect to any Loan that is (A) as of the Cut-off Date, a Payment Status Unknown Loan and (B) not eligible for reclassification (as a result of payments made after the Cut-off Date with respect to such Payment Status Unknown Loan) as a Current Loan pursuant to the reclassification provisions of Section 1.04(c); plus
          (ii) an amount equal to all Accrued Interest as of the close of business on the day immediately preceding the Closing Date (up to a maximum of 30 days) with respect to the Loans within the Portfolio that are Current Loans as of the close of business on the day immediately preceding the Closing Date; plus
          (iii) an amount equal to all Corporate Advances as of the close of business on the day immediately preceding the Closing Date with respect to the Loans in the Portfolio that are Current Loans as of the close of business on the day immediately preceding the Closing Date and that are contractually and legally recoverable in accordance with the standards set forth in the definition of the term Corporate Advances under Article X (the “Advances Reimbursement Amount”); minus
          (iv) the Holdback Amount.
          (b) The Purchase Price (less the Escrowed Amount), as computed on an estimated basis in accord with the Seller’s Closing Statement delivered pursuant to Section 1.04(a), shall be paid at Closing by wire transfer of immediately available funds to Seller’s account (designated in writing by Seller at least two (2) Business Days prior to the Closing Date). The portion of the Purchase Price, as computed on an estimated basis in accord with the Seller’s Closing Statement delivered pursuant to Section 1.04(a), that is allocable to all Document Defective Loans (the “Escrowed Amount”) shall be paid by the Note Purchaser at Closing by wire transfer of immediately available funds to the Escrow Account. The Purchase Price (including the Escrowed Amount) will be determined following Closing and settled on a final basis pursuant to the procedures of Section 1.04.

In the event that (i) the transactions contemplated by the Asset Purchase Agreement, dated as of the 18th day of July, 2008, between Roosevelt, Irwin Union Bank and Trust Company and Irwin Home Equity Corporation, relating to the sale of certain securitization assets and servicing rights (the “Residuals Purchase Agreement”), are rescinded pursuant to Section 7.06(d)(i) or (iv) of the Residuals Purchase Agreement, and (ii) the Closing has not yet occurred, the Purchase Price shall be reduced by Two Million Dollars ($2,000,000).
     Section 1.04. Calculations of Purchase Price.
          (a) At least two (2) Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to the Indenture Trustee, the Owner Trustee on behalf of the Trust, the Series Administrator and the Note Purchaser, a statement, together with supporting documentation in sufficient detail reasonably acceptable to the Indenture Trustee, the Owner Trustee on behalf of the Trust and the Series Administrator (the “Seller’s Closing Statement”), which shall set forth Seller’s good faith estimate of the trial balances (allocating such trial balances among those Loans that are (I) then Current Loans, (II) those Loans that are Payment Status Unknown Loans and (III) those Loans that are neither Current Loans nor Payment Status Unknown Loans) with respect to the Loans within the Portfolio, as of the Cut-Off Date, of (i) the Estimated Corporate Advances (generated through its servicing system), (ii) the Estimated Stated Principal Balance, and (iii) the Estimated Accrued Interest (collectively and in the aggregate, the “Estimated Trial Balances”), respectively. The Seller’s Closing Statement shall allocate the Estimated Trial Balances between those Loans that are Document Defective Loans as of the balance date and those Loans that are not Document Defective Loans as of the balance date. Solely for purposes of computing the Seller’s Closing Statement and hence the amounts of the Purchase Price and Escrowed Amount payable at Closing (and subject to possible reclassification as Current Loans as part of determining the final related Purchase Price pursuant to Section 1.04(c)), Loans that have a due date for their related monthly payment during the time period between July 2, 2008 and July 15, 2008, inclusive, but which are not otherwise past due as of the Cut-off Date for any payment of principal or interest, shall not be deemed to be Current Loans for purposes of the Seller’s Closing Statement as of the Cut-off Date, but instead shall be deemed to be “Payment Status Unknown Loans.” Further, for purposes of the Seller’s Closing Statement, only (x) the reduced percentage of the Estimated Stated Principal Balances applicable to the Payment Status Unknown Loans that are not ultimately eligible for reclassification as Current Loans pursuant to Section 1.04(c) shall be included with respect to the Payment Status Unknown Loans, and (y) eighty percent (80%) of the Estimated Corporate Advances related to each of the Current Loans shall be included as respective amounts payable at Closing, and the final respective amounts for Loans payable in respect of reclassified Payment Status Unknown Loans and in respect of Accrued Interest and Corporate Advances shall be determined and settled in connection with the Seller’s Determination to be prepared pursuant to Section 1.04(c).
          (b) Within three (3) Business Days following the Closing Date, Seller shall prepare and deliver to the Indenture Trustee, the Owner Trustee on behalf of the Trust,

the Series Administrator and the Note Purchaser trial balances (the “Final Trial Balances”) of Seller updating the balance figures included within the related Estimated Trial Balances, with respect to each of the Loans, through the close of business on the calendar day before the Closing Date, together with supporting documentation in sufficient detail reasonably acceptable to the Indenture Trustee, the Owner Trustee on behalf of the Trust and the Series Administrator supporting the applicable Final Trial Balances. The Final Trial Balances shall each allocate balance figures between those Loans that are Document Defective Loans as of the balance date and those Loans that are not Document Defective Loans as of the balance date. With respect to the Loans, the Series Administrator and the Seller shall work together in good faith between the date of the delivery by Seller of the Final Trial Balance related to the Loans and the date that is thirty (30) calendar days after the Closing Date in order to determine which, if any, Corporate Advances related to the Loans are not deemed contractually and legally recoverable in accordance with the standards set forth in the definition of that term under ARTICLE X.
          (c) Within thirty days (30) days following the Closing Date, Seller shall prepare and deliver to the Indenture Trustee, the Owner Trustee on behalf of the Trust, and the Series Administrator a statement together with supporting documentation in sufficient detail reasonably acceptable to the Indenture Trustee, the Owner Trustee on behalf of the Trust and the Series Administrator, showing Seller’s determination of the final Purchase Price (the “Seller’s Determination”). The Seller’s Determination shall be based upon the Final Trial Balances, as adjusted to reflect any reclassifications of Payment Status Unknown Loans that Seller may properly make pursuant to this Subsection. The Seller’s Determination shall allocate the Purchase Price both to Loans that are Document Defective Loans as of the date of the related Final Trial Balances and those Loans that are not Document Defective Loans as of the date of the Final Trial Balances. The Seller’s Determination shall also reflect any additional applicable Purchase Price owed to Seller due to reclassification of Payment Status Unknown Loans to Current Loans status as a result of the Seller’s receipt following the Cut-Off Date of payments of principal and interest on such Payment Status Unknown Loans. The Seller may reclassify a Payment Status Unknown Loan as a Current Loan as of the close of business on the day immediately preceding the Closing Date for purposes of the Seller’s Determination if (i) the only reason the Loan was deemed to be a Payment Status Unknown Loan for purposes of the Seller’s Closing Statement was the rule expressed in the next to the last sentence of Section 1.04(a), and (ii) full payment of principal and interest on any installment payment with respect to such Payment Status Unknown Loan that first became due as of any date during the period between July 2, 2008, and July 15, 2008, inclusive, is made, before the due date of the next installment, after the Cut-off Date. Payment Status Unknown Loans eligible for such reclassification will be deemed Current Loans for final related Purchase Price purposes, including the purposes of (i) the payment by the Note Purchaser of the highest percentage of Stated Principal Balance specified by Section 1.03(a)(i), (ii) the payment by the Note Purchaser at 100% for any Corporate Advances with respect to such Loans, and (iii) the Note Purchaser’s obligation to pay the Seller for Accrued Interest (up to the maximum amount specified by Section 1.03(a)(ii)) on the Loans through the close of business on the day immediately prior to the Closing Date. Loans, that as of the Cut-off Date are due only for an installment that came due on or after July 16, 2008 shall be deemed to be Current Loans both for purposes of the Seller’s Closing Statement and for purposes of the Seller’s Determination, regardless of whether the payment of that installment is in fact made before the due date of the next installment.
          (d) As promptly as practicable, but in no event later than five (5) calendar days after receipt of the Seller’s Determination, the Series Administrator shall notify Seller in writing whether it accepts or disputes its accuracy with respect to the Loans. During such five (5) day period, the Series Administrator and its representatives shall be provided with such access to all Files and Records of Seller as they may reasonably request to respond to the Seller’s Determination. If the Series Administrator accepts the calculation of the Seller’s Determination, or if the Series Administrator fails within such five (5) day period to notify the Seller of any dispute with respect thereto, the calculation of each proposed final Purchase Price (including the amounts payable with respect to Payment Status Unknown Loans and reclassified Payment Status Unknown Loans, and Corporate Advances and Accrued Interest related to the Loans), determined in accordance with the Seller’s Determination, shall (subject only to potential further adjustment solely on account of subsequent purchase determinations during the Document Recovery Period described by Section 1.04(h)) be deemed final and conclusive and binding upon all parties.
          (e) If the Series Administrator disputes the calculation of the final Purchase Price, or any other element of the Seller’s Determination, the Series Administrator shall give timely written notice to the Seller no later than five (5) calendar days following the receipt of the Seller’s Determination (the “Dispute Notice”), which Dispute Notice shall specify the reasons for such disagreement, the amounts of any adjustments that are necessary in the Series Administrator’s good faith judgment and the basis for the Series Administrator’s suggested adjustments. If the Seller and the Series Administrator are unable to resolve the disputed matters outstanding within a thirty (30) day period following delivery of a Dispute Notice, all disputed matters shall be resolved as provided in Section 12.11. In the event a Dispute Notice is delivered, then, not later than three business days after delivery of the Dispute Notice, the appropriate party (the Seller or the Note Purchaser, as the case may be) shall pay to the other party or to the Escrow Agent by wire transfer of immediately available funds such amount that is then payable under this Section 1.04 as an adjustment to the Purchase Price as to which there is no dispute expressed by the Dispute Notice.
          (f) Payment by the Note Purchaser. In the event that the Purchase Price (as finally determined in accordance with this Section 1.04) with respect to any Loan within the Portfolio is greater than the amount paid at Closing by the Note Purchaser (to Seller or to the Escrow Agent, as the case may be) with respect to such Loan pursuant to Section 1.03 (plus or minus any adjusting payments previously received or made by Seller or the Escrow Agent, as the case may be, pursuant to this Section 1.04), then the Note Purchaser shall pay an amount allocable with respect to each such Loan, (A) in the case of each Loan that is not a Document Defective Loan as of the date of the Seller’s

Determination, to the Seller an amount equal to the difference within five (5) calendar days after the determination of the amount thereof by wire transfer of immediately available funds to an account designated in writing by Seller and (B) in the case of each Loan that is a Document Defective Loan, to the Escrow Agent, an amount equal to the difference within five (5) calendar days after the determination of the amount thereof by wire transfer of immediately available funds to the Escrow Account.
          (g) Payment by Seller. In the event that the Purchase Price (as finally determined in accordance with this Section 1.04) with respect to any Loan within the Portfolio is less than the amount paid at Closing by the Note Purchaser (to the Seller or the Escrow Agent, as the case may be) with respect to such Loan pursuant to Section 1.03 (plus or minus any adjusting payments previously received or made by the Seller or the Escrow Agent, as the case may be, pursuant to this Section 1.04), then, (i) in the case of each Loan that is not a Document Defective Loan as of the date of the Seller’s Determination, the Seller shall pay to the Note Purchaser an amount equal to the difference within five (5) calendar days after the determination of the amount thereof by wire transfer of immediately available funds to an account designated in writing by the Note Purchaser and (ii) in the case of each Loan that is a Document Defective Loan as of the date of the Seller’s Determination, the Seller shall direct that the Escrow Agent pay to the Note Purchaser an amount equal to the difference within five (5) calendar days after the determination of the amount thereof by wire transfer of immediately available funds from the Escrow Account.
          (h) Escrowed Amounts. During the period following the Closing Date and ending ninety days (90) days following the Closing Date (the “Document Recovery Period”), each of the Seller, the Series Administrator and the Note Purchaser shall in good faith attempt to resolve all issues with respect to the purchase under this Agreement of all Document Defective Loans that were deemed to have been conditionally accepted for purchase at Closing pursuant to Section 3.02(a) on account of Missing Material Loan Documents. At the end of the Document Recovery Period:
          (i) for each Document Defective Loan with respect to which any Missing Material Loan Document shall not have been delivered to the Custodian on behalf of the Trust (or its designee) to its reasonable satisfaction, such Document Defective Loan shall be deemed not to have been purchased by the Trust, and (A) any Purchase Price (without interest) allocable to such Document Defective Loan that is on deposit in the Escrow Account shall, promptly following the termination of the Document Recovery Period and pursuant to the Escrow Agreement, be paid to the Indenture Trustee on behalf of the Noteholders, from the Escrow Account and (B) any amounts actually collected by (or on behalf of) the Trust with respect to such Document Defective Loan during the period between the Closing Date and the end of the Document Recovery Period (to the extent not previously returned to Seller) shall be paid by the Trust to the Seller; and
          (ii) for each Document Defective Loan with respect to which each Missing Material Loan Document shall have been delivered to the Custodian on behalf of the

Trust to its reasonable satisfaction, such Document Defective Loan shall be deemed to have been purchased by the Trust, and any Purchase Price (without interest) allocable to such Document Defective Loan that is on deposit in the Escrow Account shall, promptly following the termination of the Document Recovery Period and pursuant to the Escrow Agreement, be paid to the Seller from the Escrow Account.
Document Defective Loans that are purchased as a result of this Section 1.04(h) shall be deemed for all purposes under this Agreement as if they had been purchased at Closing, while Document Defective Loans that ultimately are not purchased as a result of the conclusion of the Document Recovery Period due to failed delivery of all Missing Material Loan Documents shall be deemed never to have been purchased by the Trust under this Agreement.
     Section 1.05. “As Is Where Is” Transaction. Each of the Indenture Trustee, the Owner Trustee on behalf of the Trust, the Series Administrator and the Note Purchaser hereby acknowledges and agrees that, except as expressly set forth in this Agreement, the Seller makes no other representations or warranties whatsoever, express or implied, with respect to any matter relating to any of the Assets. Without in any way limiting the foregoing, Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Assets. Each of the Series Administrator and the Note Purchaser further acknowledges that such party has conducted an independent inspection and investigation of the condition of all portions of the related Assets and all other matters relating to or affecting any of the Assets as the Series Administrator and the Note Purchaser, as applicable, deemed necessary or appropriate and that in proceeding with its acquisition of the related Assets, and that the Series Administrator and the Note Purchaser are doing so based solely upon such independent inspections and investigations and the provisions of this Agreement. Accordingly, except as expressly set forth in this Agreement, each of the Indenture Trustee, the Custodian, the Owner Trustee on behalf of the Trust, the Series Administrator and the Note Purchaser will accept the related Assets on the Closing Date “AS IS” and “WHERE IS”.
     Section 1.06. MERS Loans; Recording Fees. With respect to each Loan as to which the related Security Documents, or an assignment, have been recorded in the name of Mortgage Electronic Registration Systems, Inc. (“MERS”), as agent for the holder from time to time of the related Note (each, a “MERS Loan”), the Seller shall, at the Seller’s expense, take such actions as are necessary to cause the Indenture Trustee for the benefit of the Securityholders to be clearly identified as the owner and holder of each such MERS Loan on the records of MERS for the purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS, and shall provide to the Indenture Trustee and the Series Administrator a report from MERS reflecting the Indenture Trustee for the benefit of the Securityholders as the “Investor” on the MERS system with respect to each MERS designated Loan and no Person as “interim funder” for each MERS designated Loan. The Indenture Trustee shall have no obligation to monitor MERS.
     In addition, the Seller shall be responsible for preparing, executing and recording any Assignments of Mortgage. All recording fees and other costs associated with the preparation and recording of Assignments of Mortgage and quitclaim deeds, and other relevant documents with respect to transfers to the Indenture Trustee for the benefit of the Securityholders, will be borne by the Seller, in the event recordation is either necessary under applicable law or is requested by the Indenture Trustee at its sole option in the case of Loans that are not registered on MERS.
ARTICLE II
CLOSING
     Section 2.01. Closing Date. The closing of the transactions contemplated by this Agreement and by the Note Purchase Agreement (the “Closing”) shall take place simultaneously at the offices of Ice Miller LLP, at One American Square, Indianapolis, Indiana and at the offices of McKee Nelson LLP, One Battery Park Plaza, 34th Floor, New York, New York at 10:00 a.m. Eastern Daylight Time no later than the second Business Day following the satisfaction or waiver by Seller of the conditions set forth in Section 3.01 and the satisfaction or waiver by Purchaser of the conditions set forth in Section 3.02 or at such other place and time, or on such other date, as may be mutually agreed to by the parties hereto (the “Closing Date”). The parties agree to use their best efforts to cause the Closing Date to occur no later than August 7, 2008. Subject to the provisions of ARTICLE VIII, failure to consummate the transactions contemplated by this Agreement on the date and time and at the place determined pursuant to this Section 2.01 shall not result in the termination of this Agreement and shall not relieve any party of any obligation under this Agreement. In such a situation, the Closing shall occur as soon as practicable, subject to ARTICLE VIII. The parties hereto acknowledge and agree that all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
     Section 2.02. Deliveries by Seller. Subject to fulfillment or waiver of the conditions set forth in Section 3.01, at the Closing, Seller shall deliver possession of all of the Assets to the Trust, and shall deliver (or cause to be delivered) to the Indenture Trustee and Roosevelt (with respect to the items listed in Section 2.02(a) and (c), and also with respect to Sections 2.02(b)(i) and (viii)) and to the Custodian (with respect to the items listed in Section 2.02(b)(ii) through (viii)) originals or copies, if specified, of the following:
          (a) With respect to the Seller:
          (i) counterparts of all Related Agreements to which Seller is a party and counterparts of all agreements, documents and instruments required to be delivered by Seller pursuant to this Agreement or any of the Related Agreements to which Seller is a party, executed by Seller;
          (ii) a Certificate of Existence of Seller issued by the Secretary of State of the State of Indiana, dated within five (5) calendar days of the Closing;
          (iii) copies of each material consent, waiver, authorization and approval listed on Section 4.03(b) of the Disclosure Schedules;

          (iv) copies of resolutions adopted by the Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement and the Related Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Seller;
          (v) copies of the certified Articles of Incorporation of Seller, including all amendments thereto, certified as true, complete and correct by the Secretary of Seller, and a copy of the Bylaws of Seller, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of Seller; and
          (vi) a certificate, dated the Closing Date, duly executed by an officer of Seller pursuant to Sections 3.02(b) and 3.02(c) of this Agreement.
          (b) With respect to the Assets:
          (i) evidence of the releases of all Encumbrances on the Assets, other than Permitted Encumbrances, each in form and substance reasonably satisfactory to the Indenture Trustee and the Series Administrator;
          (ii) a duly executed Assignment of Mortgage with respect to each Loan; provided that, to the extent that the subject Loan is a MERS Loan, then Seller shall not be obligated to deliver an Assignment of Mortgage; and provided further, that Seller shall take all necessary action to cause the Indenture Trustee for the benefit of the Securityholders to be identified as the owner and holder of the related MERS Loan as required by Section 1.06 of this Agreement;
          (iii) each original Mortgage Note, endorsed either on its face or by allonge attached thereto in blank or in the following form: “Pay to the order of Wells Fargo Bank, N.A., as Indenture Trustee for Navigator Mortgage Loan Trust 2008, without recourse” (in the event Seller does not have the original of any Mortgage Note in its possession, Seller shall deliver to the Indenture Trustee a certified copy of such Mortgage Note (endorsed or accompanied by an allonge as provided above) together with a lost note affidavit with industry-standard indemnification);
          (iv) each original Mortgage, with evidence of recording thereon, or, if unavailable, documentation reflecting the tender of such original Mortgage for recording;
          (v) the original or a copy (either in written or electronic form) of each other Loan Document;
          (vi) each Title Insurance Policy in the possession of Seller;
          (vii) with respect to Loans that were purchased by the Seller from third parties, documents of the types described by paragraphs (ii) through (v) of this Section 2.02(b) (and in addition to the foregoing, solely with respect to first lien Loans that were both intended to be originated as first lien Loans and were in fact originated as first lien Loans, the documents described in (vi) of this Section 2.02(b)) that are in the reasonable judgment of Series Administrator and the Indenture Trustee necessary to establish that Seller has good and marketable title thereto with full right to transfer and sell such Loan to the Indenture Trustee on behalf of the Securityholders free and clear of any Encumbrance, other than Permitted Encumbrances;
          (viii) such other documents as the Indenture Trustee, the Series Administrator or the Note Purchaser may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement or any of the Related Agreements.
          (c) With respect to Irwin Home Equity Corporation (“IHE”):
          (i) Certificate of Existence of IHE issued by the Secretary of State of the State of Indiana, dated within five (5) calendar days of the Closing; and
          (ii) the Administration and Servicing Agreement, executed by IHE, and counterparts of all agreements, documents and instruments required to be delivered by IHE at Closing pursuant to the Administration and Servicing Agreement, executed by IHE.
     Section 2.03. Deliveries by Roosevelt. Subject to fulfillment or waiver of the conditions set forth in Section 3.02, at the Closing, Roosevelt, in its capacity as the Note Purchaser or the Series Administrator, shall deliver (or cause to be delivered) to the Seller (or to IHE, as appropriate) originals, or copies if specified, of the following agreements, documents and other items:
          (a) The portion of the Purchase Price that is payable at Closing as provided in Section 1.03;
          (b) counterparts of each of the Related Agreements to which it is a party and counterparts of all agreements, documents and instruments required to be delivered by the Note Purchaser and the Series Administrator pursuant to this Agreement or any of the Related Agreements to which the Note Purchaser and the Series Administrator is a party, duly executed;
          (c) copies of each material consent, waiver, authorization and approval listed in Section 5.04 of the Disclosure Schedules;
          (d) a copy of consent of its members authorizing and approving the execution and delivery of this Agreement and of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by its Secretary;
          (e) a Certificate of Good Standing of Roosevelt issued by the Secretary of State of the State of Delaware, dated within ten (10) calendar days of the Closing;

          (f) true and complete copies of the certified certificate of formation, including all amendments thereto, and the limited liability company agreements, of Roosevelt, including all amendments thereto, each certified as true, complete and correct by the related Secretary of such party; and
          (g) a certificate, dated the Closing Date, duly executed by an officer of Roosevelt pursuant to Sections 3.01(b) and 3.01(c) of this Agreement.
     Section 2.04. Escrow Account. The Note Purchaser shall, on the Closing Date, deposit the Escrowed Amount into an account (the “Escrow Account”) to be established pursuant to an escrow agreement (the “Escrow Agreement”), to be entered into on or before the Closing Date, among the Seller, the Series Administrator, the Note Purchaser, the Indenture Trustee and an escrow agent. Any Escrowed Amounts shall be invested pursuant to the terms of the Escrow Agreement. At the end of the Document Recovery Period, and upon the release of all Escrowed Amounts to be paid to the Indenture Trustee on behalf of the Noteholders and/or the Seller, any interest earned on the related Escrowed Amount shall be paid on a pro rata basis to the Note Purchaser, and the Seller, as applicable, based on the amount of applicable Escrowed Amount released to the Indenture Trustee on behalf of the Noteholders and/or the Seller, respectively, pursuant to Section 1.04(h).
ARTICLE III
CONDITIONS PRECEDENT
     Section 3.01. Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Seller (in its sole and absolute discretion):
          (a) Deliveries by Purchaser. The Series Administrator and the Note Purchaser shall have made delivery to Seller of the items specified in Section 2.03.
          (b) Representations and Warranties. All representations and warranties made by the Series Administrator and the Note Purchaser (considered collectively and individually) in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date as if made by the Series Administrator and the Note Purchaser on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date) after giving effect to any Disclosure Statement Updates, and Seller shall have received a certificate to that effect from the Series Administrator and the Note Purchaser dated as of the Closing Date.
          (c) Performance of the Obligations. Each of the Series Administrator and the Note Purchaser shall have performed, complied with or fulfilled in all material respects all of the covenants, agreements, and obligations required under this Agreement and each of the Related Agreements to which it is a party to be performed, complied with or fulfilled by Purchaser on or prior to the Closing Date, and Seller shall have received a certificate to that effect from the Series Administrator and the Note Purchaser dated as of the Closing Date.
          (d) Legal Proceedings. None of the Series Administrator, the Note Purchaser and the Seller shall be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Related Agreements. Since the date of this Agreement, there shall not have been commenced any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or any Related Agreement, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement or any Related Agreement.
          (e) No Violation of Orders. There shall not be any preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.
          (f) Required Approvals. There shall have been received all material consents and approvals, including required consents and approvals of any Governmental Entity, necessary to permit the consummation of the transactions contemplated by this Agreement, including the consents and approvals listed on Section 4.03(b) and Section 5.04 of the Disclosure Schedules.
          (g) Seller shall have delivered to the Custodian no later than 5 Business Days prior to the Closing Date the Loan Documents with respect to each Loan.
     Section 3.02. Conditions Precedent to Obligations of Purchasers. The obligations of the Indenture Trustee, the Owner Trustee on behalf of the Trust, the Series Administrator and the Note Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by the Series Administrator and the Note Purchaser (in their sole and absolute discretion):
          (a) Deliveries by Seller. Seller shall have made delivery to the Indenture Trustee (or the Custodian on its behalf), the Owner Trustee on behalf of the Trust, the Note Purchaser, and the Series Administrator of the items specified in Section 2.02; provided, however, that with respect to any Loan, if the Seller should represent to the Indenture Trustee or the Note Purchaser, respectively, at or prior to the Closing that it has been unable to locate, for purposes of delivery at Closing, any documents set forth in Section 2.02(b)(i), (ii), (iii) or (iv) (and in addition to the foregoing, solely with respect to first lien Loans that were both intended to be originated as first lien Loans and were in fact originated as first lien Loans, the documents described in (vi) of Section 2.02(b)) that are in the reasonable judgment of the Indenture Trustee and the Series Administrator necessary to establish that the Seller has good and marketable title thereto with full right to transfer and sell such Loan to the Trust, free and clear of any Encumbrance, other than Permitted Encumbrances (such missing documents being referred to in this Agreement as “Missing Material Loan Documents”, and such Loan missing any such Missing Material Loan Documents on the Closing Date, a “Document Defective Loan”), then such delivery at Closing shall be waived by the Indenture Trustee and the Series Administrator, only as to such Document Defective Loan, with such waiver conditional upon Seller producing and delivering the Missing Material Loan Documents in a manner and form reasonably satisfactory to the Indenture Trustee and the Series Administrator on or before the expiration of the Document Recovery Period.
          (b) Representations and Warranties of Seller. All representations and warranties made by Seller in this Agreement (considered collectively and individually) shall be true and correct in all material respects on and as of the Closing Date as if made by Seller on and as of such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), after giving effect to any Disclosure Schedule Updates, and each of the Indenture Trustee, the Owner Trustee on behalf of the Trust, the Series Administrator and the Note Purchaser shall have received a certificate to that effect from Seller dated as of the Closing Date.
          (c) Performance of the Obligations of Seller. Seller shall have performed, complied with or fulfilled in all material respects all covenants, agreements and obligations required by this Agreement and each of the Related Agreements to which it is a party to be performed, complied with or fulfilled by Seller on or prior to the Closing Date, and each of the Indenture Trustee, the Owner Trustee on behalf of the Trust, the Series Administrator and the Note Purchaser shall have received a certificate to that effect from Seller dated as of the Closing Date.
          (d) Legal Proceedings. None of the Series Administrator, the Note Purchaser or the Seller shall be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Related Agreements. Since the date of this Agreement, there shall not have been commenced any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or any Related Agreement, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement or any Related Agreement or otherwise interfere with the ownership or operation by the Indenture Trustee, the Trust or the Note Purchaser or any of their respective Affiliates of all or any material portion of the Assets or the business or assets of the Indenture Trustee, the Trust or the Note Purchaser or any of their respective Affiliates or to compel the Indenture Trustee, the Trust or the Note Purchaser or any of their respective Affiliates to dispose of all or any material portion of the Assets.
          (e) No Violation of Orders. There shall be no preliminary or permanent injunction or other order issued by any Governmental Entity or any Law which declares or makes this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.
          (f) [Reserved.]
          (g) Required Approvals. There shall have been received all consents and approvals, including (to the extent Roosevelt has not established a holding structure that eliminates the need for any consents and approvals of any Governmental Entity) required consents and approvals of any Governmental Entity, necessary to permit the consummation of the transactions contemplated by this Agreement including the consents and approvals listed on Section 4.03(b) and Section 5.04 of the Disclosure Schedules.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to the Trust on behalf of the Certificateholders, to the Indenture Trustee on behalf of the Noteholders, the Series Administrator, and the Note Purchaser, subject to such exceptions as are specifically disclosed in the Disclosure Schedules delivered by Seller and by the Series Administrator and the Note Purchaser concurrently with the execution of this Agreement, dated as of the date hereof, as amended by the Disclosure Schedule Updates (as defined in Section 6.05) (if and as so amended, the “Disclosure Schedules”) or as specifically disclosed on the related Asset Schedule, in each case on the date hereof and on the Closing Date, as follows:
     Section 4.01. Organization; Power. Seller is a banking corporation duly organized and in existence under the Laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed, and for which no articles of dissolution have been filed with the Indiana Secretary of State. Seller is validly existing and is qualified as a foreign corporation to transact business, and is in good standing under the Laws of the States identified in Section 4.01 of the Disclosure Schedules, and is not required to be qualified as a foreign corporation in any other state or jurisdiction, except where such nonqualification would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Assets.
     Section 4.02. Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement and any and all Related Agreements to which it is a party has been authorized by all necessary corporate action on the parts of Seller and IHE. Seller (and, solely as to the Administration and Servicing Agreement, IHE) has the corporate power and corporate authority to enter into, execute and deliver this Agreement and each of the Related Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is a party, to perform all of its obligations under this Agreement and each of the Related Agreements to which it is a party and to comply with and fulfill the terms and conditions of this Agreement and each of the Related Agreements to which it is a party. This Agreement has been duly executed and delivered by Seller and constitute Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with their respective terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity. When executed and delivered by Seller (or IHE, as applicable), each of the Related Agreements to which Seller or IHE is a party will have been duly executed and delivered by Seller or IHE and will constitute Seller’s or IHE’s legal, valid and binding obligation, enforceable against Seller in accordance with their respective terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity.
     Section 4.03. No Conflict or Violation.
          (a) The execution, delivery and performance of this Agreement by Seller do not and shall not violate or conflict with any provision of the Articles of Incorporation, Bylaws or other Governing Documents of Seller.
          (b) The execution, delivery and performance of this Agreement by Seller does not and shall not: (i) violate in any material respect any provision of Law applicable to Seller; (ii) except as set forth on Section 4.03(b) of the Disclosure Schedules, violate or result in a material breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract, consent order or other instrument or obligation to which Seller is a party, or by which Seller’s assets or properties may be bound; (iii) result in the imposition of any material Encumbrance on the any of the Assets, cause the maturity of any material liability, obligation or debt of Seller secured by any of the Assets to be accelerated or increased (with or without due notice or lapse of time or both), except for such violations, breaches, defaults or Encumbrances which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Assets, taken as a whole; or (iv) except as set forth on Section 4.03(b) of the Disclosure Schedules, require any notice to, filing with or consent, authorization or approval from any Governmental Entity or any other Person.
     Section 4.04. The Loans and the Mortgage Notes.
          (a) The information set forth on each Asset Schedule is complete, true and correct in all material respects, except that the foregoing representation of completeness, truth and correctness is qualified not only by materiality but also by Seller’s Knowledge if and to the extent a Knowledge qualifier is indicated on Exhibit A.
          (b) With respect to each Loan and the corresponding Mortgage Note, except as set forth on the related Asset Schedule or Section 4.04 of the Disclosure Schedules:
          (i) Each Mortgage Note and Mortgage is enforceable in accordance with its terms in all material respects, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and, with respect to the Mortgage, except that the equitable remedy of specific performance and other equitable remedies are subject to the discretion of the courts and contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including (A) in the case of a Mortgage designated as a deed of trust, by trustee’s sale and (B) otherwise by judicial and non judicial foreclosure;
          (ii) (A) Unless otherwise permitted pursuant to the terms of the applicable Loan Documents, no Loan has been prepaid fully or partially; (B) all payments required to be made for such Loan under the terms of the applicable Mortgage Note have been made; and (C) Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the Mortgagor, for the payment of any amount required by the Loan;
          (iii) All interest, fees and other charges payable with respect to such Mortgage Note conform in all material respects with all applicable Laws of the jurisdiction governing such Mortgage Note;
          (iv) Subject to the disclosures set forth on the related Asset Schedule or Section 4.04 of the Disclosure Schedules, no Mortgagor with respect to a Mortgage Note or any other Loan Document has (A) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (B) made an assignment for the benefit of its creditors, (C) consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property, (D) been adjudicated insolvent, or (E) taken action for the purpose of authorizing any of the foregoing;
          (v) Other than as disclosed to the related borrower, any and all requirements of any federal, state or local law including, without limitation, usury, predatory lending, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, foreign entity qualification or disclosure laws applicable to Seller with respect to the origination, closing and servicing of each Loan have been complied with by Seller in all material respects;
          (vi) Except in the case of a Loan designated on the Asset Schedule as a HELOC, the proceeds of each Loan have been fully disbursed and there is no obligation or requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with in all material respects through the date of this Agreement, and all costs, fees and expenses incurred in making or closing each Loan or recording each Mortgage were paid;
          (c) Except as set forth on the related Asset Schedule or Section 4.04 of the Disclosure Schedules, there is no default, breach, violation or event of acceleration existing under any Mortgage Note or the related Loan Documents and to Seller’s Knowledge, no event which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation or event of acceleration; and Seller has not waived any default, breach, violation or event of acceleration;

          (d) With respect to each Loan and the corresponding Mortgage Note, except as set forth on the Asset Schedule or Section 4.04 of the Disclosure Schedules:
          (i) There is no pending or, to Seller’s Knowledge, threatened litigation with respect to any Loan which would adversely affect the rights of the Indenture Trustee on behalf of Securityholders to enforce such Loan or the related property or otherwise obtain the benefits contemplated with respect to each Loan or related property;
          (ii) With respect to each Loan, Seller is in possession of complete Files and Records and Seller has made available to the Indenture Trustee on behalf of Securityholders (or the Custodian on its behalf) all such Files and Records related to the Loans. All loans are recourse to the applicable Mortgagor. No credit has previously been given to any Mortgagor which was granted for the purpose of concealing past or present delinquency;
          (iii) Each Loan Document constitutes a genuine, legal, valid and binding obligation of Seller (to the extent Seller is a party thereto). With respect to each first lien Loan, all parties to each Mortgage Note, each Mortgage and any other related agreement had legal capacity to enter into the related first lien Loan and to execute and deliver such Mortgage Note, Mortgage and any other related agreement, and such, Mortgage Note, Mortgage and any other related agreement have been duly and properly executed by such parties;
          (iv) Each Loan was originated, closed and serviced (including collection practices) in compliance with the relevant Loan Documents in all material respects, have been in accordance with commercially reasonable best practices, in all respects in compliance with all applicable laws and regulations, and the Seller is not, and has received no written notice alleging that it is, in breach or default under any of them;
          (v) Seller is the sole owner of record and holder of each Loan. No Loan is assigned or pledged, and with respect to the Loans, the Seller has good and marketable title thereto and has full right to transfer and sell, and has taken all steps necessary to sell, such Loan to the Trust on behalf of the Certificateholders and to the Indenture Trustee on behalf of the Noteholders;
          (vi) Each Security Document is a good and valid instrument and creates a valid lien, with priority as specified on the related Asset Schedule, against the real property therein described and enforceable in accordance with its terms, free and clear of any Encumbrances, other than Permitted Encumbrances;
          (vii) No fraud occurred on the part of Seller in connection with the origination, closing or servicing of any of the Loans. For the avoidance of doubt, the reference to Seller in this clause is limited to Seller’s employees or agents hired by the Seller (and acting at its direction) only, and does not include any independent contractors, brokers or correspondents doing business with Seller in connection with loan origination, closing or servicing activities;

          (viii) No property encumbered by a Security Document has been released from the related lien;
          (ix) With respect to each first lien Loan, all real estate taxes, assessments, water and sewer charges, insurance premiums, municipal charges, leasehold payments, ground rents, homeowner association fees which are due and payable on any of the property have been paid;
          (x) The terms of the Mortgage Notes and Mortgages with respect to the Loans have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of the Asset Purchaser and which has been delivered to the Indenture Trustee on behalf of Securityholders (or the Custodian on its behalf);
          (xi) The Mortgage Note, the Mortgage and any other documents required to be delivered by Seller with respect to the Loans under this Agreement have been delivered to the Indenture Trustee on behalf of Securityholders (or the Custodian on its behalf) or to its designee;
          (xii) With respect to each first lien Loan, there is no proceeding pending or, to the best of Seller’s Knowledge, threatened, for the total or partial condemnation of any Mortgaged Property. The Mortgaged Property related to each first lien is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for each Loan, or the use for which the premises were intended;
          (xiii) To the extent applicable, the Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2003, and the laws and regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control;
          (xiv) Each home equity line of credit is a revolving home equity line of credit containing customary and enforceable provisions for open-ended mortgage loans, including with respect to the funding of draws, and providing for (a) minimum monthly payments which are not less than the interest accrued at the applicable mortgage rate on the related average daily principal balance during the interest period relating to the due date on which such minimum monthly payment is due and (b) at maturity of the related home equity line of credit, payment in full of the principal balance of the related Mortgage Note;
          (xv) With respect to each Loan and the corresponding Mortgage Note, (i) if such Loan is a first lien mortgage Loan, its loan-to-value ratio (“LTV”) was not greater than 125% at the time such Loan was originated; and (ii) such Loan has not been modified, or if such Loan has been modified, the modification occurred in connection with the Mortgagor’s default on such Loan or at a time when the Mortgagor’s default was reasonably foreseeable.

          (e) With respect to any first lien Loans only and pursuant to the terms of each related Mortgage, all buildings or other improvements upon any Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where any Mortgaged Property is located in an amount equal to the lesser of (i) the unpaid principal balance of the first lien Loan or (ii) the replacement cost of any Mortgaged Property, but in no event less than the minimum amount necessary to fully compensate for any damage or loss on a replacement cost basis. If any Mortgaged Property related to a first lien Loan is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If upon origination of a first lien Loan, the related Mortgaged Property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards a life-of-loan flood insurance policy meeting the requirements of the current guidelines of the Federal Flood Insurance Administration is in effect. All individual insurance policies contain a standard mortgagee clause naming Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. Each Mortgage related to a first lien Loan obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Notwithstanding anything herein to the contrary, the representation in this section (e) shall only apply for 30 days following the termination of the Administration and Servicing Agreement.
     Section 4.05. Licenses and Permits. Seller has obtained and maintained in full force and effect all material Licenses and Permits required to own, operate and service the Portfolio as presently conducted in the Ordinary Course of Business and as required in order for IHE to continue to service the Portfolio. Seller is in compliance in all material respects with all terms, conditions and requirements of all Licenses and Permits required to own, operate and service the Portfolio and no Proceeding is pending or, to the Knowledge of Seller, threatened relating to the revocation or limitation of any such License or Permit.
     Section 4.06. Compliance with Law. Except as set forth on Section 4.06 of the Disclosure Schedules, Seller and IHE, and any prior originator or servicer, have complied in all material respects with all applicable Laws in connection with the servicing, origination or acquisition of each of the Loans. Neither Seller nor IHE have received, at any time since December 31, 2006, any written notice from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Law with respect to any item of the Portfolio and there is no pending or, to the Knowledge of Seller, threatened, investigation of Seller or IHE that could reasonably be expected to result in such charge or notice in the future.
     Section 4.07. Litigation. Except as set forth on Section 4.07 of the Disclosure Schedules, (a) there are no investigations, governmental audits or Proceedings pending or, to the Knowledge of Seller, threatened against any of the Assets, (b) there are no unsatisfied judgments of any kind against any of the Assets, and (c) Seller is not subject to any judgment, order, decree, rule or regulation of any court or Governmental Entity that has had or could reasonably be expected to, individually or in the aggregate, materially and adversely affect any of the Assets. All of the investigations, governmental audits or Proceedings pending or, to the Knowledge of Seller, threatened against the Seller relating to the Assets during the two (2) years prior to the Closing Date are described in Section 4.07 of the Disclosure Schedules.
     Section 4.08. Broker’s and Finder’s Fees. Except as set forth on Section 4.08 of the Disclosure Schedules, no broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Seller or any of its Affiliates. Any such broker, finder or other Person set forth on Section 4.08 of the Disclosure Schedules that is entitled to any commission or finder’s fee shall be paid by Seller.
     Section 4.09. Disclaimer. Except as expressly set forth in this ARTICLE IV, Seller makes no representation or warranty, express or implied, at Law or in equity, and any such other representations and warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for particular purpose. The Asset Purchaser and the Note Purchaser hereby acknowledges and agrees to such disclaimer and that, except as specifically set forth in this ARTICLE IV, the Asset Purchaser is purchasing the Assets on an “as is, where is” basis. It is understood and agreed by the parties hereto that, except as contemplated in ARTICLE I, (i) the Asset Purchaser is assuming the risk of deterioration subsequent to the date hereof in the credit quality of the Loans and the condition (financial or otherwise) of the Mortgagors thereunder, and (ii) for so long as Roosevelt is a Noteholder, that, indirectly as a Noteholder, it is also assuming the risk of deterioration subsequent to the purchase by it of the Trust Notes in the credit quality of the underlying Loans and the condition (financial or otherwise) of the Mortgagors thereunder. Accordingly, the Asset Purchaser, and the Note Purchaser as a Noteholder, each agree with the Seller that, in the event of any claim for indemnification pursuant to Section 7.01(a), Seller shall be responsible (subject to the terms of ARTICLE VII) only for the portion of any such Indemnity Loss attributable solely to a breach by Seller of any representation or warranty without regard to any such deterioration in credit quality or the condition (financial or otherwise) of any Mortgagor. Neither the Asset Purchaser nor the Note Purchaser (as a Noteholder) shall have any recourse whatsoever to Seller with respect to the performance of any Loan conveyed under this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE TRUST, THE INDENTURE
TRUSTEE, AND THE SERIES ADMINISTRATOR AND OF ROOSEVELT
     The Trust and the Indenture Trustee each make the representations and warranties to the Seller set forth in Sections 2.02 and 2.04 of the Administration and Servicing Agreement, respectively.
     Roosevelt hereby represents and warrants to Seller as follows:
     Section 5.01. Organization; Power. Roosevelt is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own its properties and assets and to conduct its business as it is now conducted.
     Section 5.02. Authorization and Validity of Agreement. Roosevelt has all requisite limited liability company power and limited liability company authority to enter into this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party and the performance of the obligations of Roosevelt hereunder and thereunder have been duly authorized by all necessary limited liability company action of Roosevelt, and no other limited liability company proceedings on the part of Roosevelt are necessary to authorize the execution, delivery or performance of this Agreement and each of the Related Agreements to which it is a party. This Agreement and each of the Related Agreements to which it is a party have been duly executed by Roosevelt and constitute Roosevelt’s valid and binding obligation, enforceable against Roosevelt in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity.
     Section 5.03. No Conflict or Violation. The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by Roosevelt do not and shall not (a) violate or conflict with any provision of its certificate of formation or other Governing Documents of Roosevelt, (b) violate any applicable provision of Law or (c) violate or result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any Contract to which Roosevelt is a party or by which it is bound or to which any of its properties or assets is subject.
     Section 5.04. Approvals and Consents. The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by Roosevelt do not require Roosevelt to obtain the consent or approval of, or to make any filing with, any Governmental Entity or any other Person except (a) as listed on Section 5.04 of the Disclosure Schedules, and (b) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Roosevelt to perform its obligations hereunder or under any of the Related Agreements to which it is a party.
     Section 5.05. Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Roosevelt or its Affiliates.
     Section 5.06. Sufficient Funds to Close. Roosevelt has the financial capability to consummate the transactions contemplated by this Agreement, and Roosevelt understands that under the terms of this Agreement its obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining any financing or (b) the availability of any financing.
     Section 5.07. Due Diligence Investigation. Roosevelt acknowledges that it is a sophisticated institutional investor with knowledge of and experience in assets of a type similar to the Assets and it has had the opportunity to conduct its due diligence investigation with respect to the transactions contemplated by this Agreement. Roosevelt acknowledges that it has had full access to the electronic data room prepared by Seller in connection with the transactions contemplated by this Agreement and has reviewed its contents. Except as set forth in Section 5.07 of the Disclosure Schedules, and based on the documents that Roosevelt has reviewed as of the date hereof that are identified on Section 5.07 of the Disclosure Schedules, Roosevelt has no Knowledge as of the date hereof of any matter that might constitute or form the basis of a breach of any representation or warranty (other than as described in the related Asset Schedule or Section 4.04 of the Disclosure Schedules provided by the Seller) as to Loans made pursuant to Section 4.04 by Seller. This Section 5.07 is without prejudice to the ability of either Seller or Roosevelt to contest (with each other or with any third party) whether (i) any matter set forth in Section 4.04 or Section 5.07 of the Disclosure Schedules, or on the related Asset Schedule, constitutes a breach of any representation or warranty made by the Seller with respect to the Loans pursuant to Section 4.04 and (ii) any Loans are Document Defective Loans due to missing Loan Documents as described in Section 3.02(a).
ARTICLE VI
PRE-CLOSING COVENANTS
     Except as otherwise required or permitted hereunder, the Trust on behalf of the Certificateholders, the Series Administrator, the Note Purchaser, and the Seller covenant and agree to comply with each of the following provisions, as applicable to it, between the date hereof and the Closing Date, unless the applicable party obtains the prior written consent of the other party.
     Section 6.01. Affirmative Covenants. Seller covenants and agrees that, during the period beginning on the date hereof and ending on the Closing Date, Seller shall use commercially reasonable efforts to:
          (a) diligently service and collect all Loans in accordance with industry commercially reasonable best practices and applicable Law; and
          (b) maintain Seller’s Files and Records relating to the Assets in its usual, regular and ordinary manner and post all entries therein promptly in material compliance with industry commercially reasonable best practices and all applicable Laws.
     Section 6.02. Negative Covenants. Seller covenants and agrees with each of the Trust on behalf of the Certificateholders, the Indenture Trustee on behalf of the Noteholders, the Series Administrator, and the Note Purchaser that, except as (i) specifically contemplated by this Agreement, (ii) specifically approved or waived in writing by the Series Administrator or (iii) set forth in Section 6.02 of the Disclosure Schedules, Seller shall not do any of the following during the period beginning on the date hereof and ending on Closing Date:
          (a) amend its Articles of Incorporation or Bylaws in any manner that would adversely affect its ability to consummate the transactions contemplated by this Agreement;

          (b) permit its corporate existence or any License or Permit to be suspended, lapsed, revoked or modified in any way that could reasonably be expected to create a material liability or obligation on the part of Seller with respect to any of the Assets;
          (c) amend or terminate any Loan Document except in accordance with its terms;
          (d) conduct its cash management customs and practices (including collection policies and payment terms applicable to any of the Loans) other than in accordance with commercially reasonable best practices and applicable Law;
          (e) sell, lease, license, transfer, assign, convey, pledge or otherwise dispose of or grant any security interest in any of the Assets (other than a Permitted Encumbrance) except in the Ordinary Course of Business; or
          (f) agree to or make any commitment to take any of the foregoing actions.
     Section 6.03. Best Efforts; Further Assurances.
          (a) Subject to the terms and conditions of this Agreement, the Indenture Trustee, the Series Administrator, the Note Purchaser, and the Seller will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the Related Agreements, including (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Related Agreements. The Indenture Trustee, the Series Administrator and the Note Purchaser and the Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in the Asset Purchaser good and marketable title to the Assets.
          (b) (i) The Seller hereby constitutes and appoints, effective as of the Closing Date, the Indenture Trustee and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of the Asset Purchaser, or in the name of Seller but for the benefit of the Securityholders, (A) to collect for the account of the Trust and the Securityholders any items of Assets and (B) to institute and prosecute all proceedings which the Indenture Trustee or the Series Administrator, each on behalf of the Securityholders, may in their sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Assets. Except as otherwise provided by Section 10.04, the Indenture Trustee on behalf of the Securityholders shall be entitled to retain for the Trust’s account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.
     Section 6.04. Access; Cooperation. Seller shall (a) provide the Trust on behalf of the Certificateholders, the Indenture Trustee on behalf of the Noteholders, the Custodian, the Series Administrator and the Note Purchaser and their respective Personnel, accountants, legal counsel and representatives (collectively, the “Purchaser Group”) the right, upon reasonable advance written notice, to access during normal business hours, to enter upon its offices in order to inspect its records and business operations relating to the related Assets, and (b) furnish to such Purchaser Group party such additional information concerning the applicable Assets as shall be reasonably requested; provided, however, that such rights of access are to be exercised in a manner that does not unreasonably interfere with the operations of Seller and shall be coordinated by the Purchaser Group with the Chief Executive Officer of Seller, or his designee, in order to initiate and complete its due diligence investigation of Seller.
     Section 6.05. Updates to Disclosure Schedules. Seller shall deliver to the Indenture Trustee, the Series Administrator and the Note Purchaser, as soon as practicable after discovery thereof, but not later than two (2) Business Days prior to the Closing Date, written notice of supplemental information (other than historical financial statements of Seller) updating the information set forth in the representations and warranties of Seller set forth in ARTICLE IV of this Agreement (the “Disclosure Schedule Updates”). The delivery to the Indenture Trustee, the Series Administrator and the Note Purchaser of any such Disclosure Schedule Updates shall not affect such party’s entitlement, if any, to exercise its rights under ARTICLE VII in respect of any claimed breach of any representation or warranty made by Seller.
     Section 6.06. Notification of Certain Matters. Each party shall give prompt written notice to the other parties of:
          (a) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, inclusive;
          (b) any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party hereunder;
          (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
          (d) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
          (e) any investigations, inquiries, audits or Proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting Seller, the Business or the Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.07 or that relate to the consummation of the transactions contemplated by this Agreement or any Related Agreement;
     provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available under this Agreement or any Related Agreement to the party receiving that notice.
     Section 6.07. Additional Notices and Covenants. Each party shall give all notices to any Governmental Entities and other third parties and take such other action required to be given or taken by it in connection with the transactions contemplated by this Agreement.
     Section 6.08. Payments Received and Disbursements Made Prior to Closing Date. Prior to the Closing Date, all payments received and disbursements made by Seller on each Loan shall be properly applied by Seller to or against the account of the particular Mortgagor.
     Section 6.09. Notices and Servicing. The Series Administrator and the Seller shall agree upon appropriate procedures relating to the notification of Mortgagors and the transfer of servicing obligations related to the Loans. The Seller (or IHE) shall service the Loans from the Closing Date to the date of servicing transfer for and on behalf of the applicable Purchaser, pursuant to the Administration and Servicing Agreement.
     In addition, after the Closing Date the Seller agrees that it shall, at no expense to the Trust, the Indenture Trustee, or the Series Administrator, (1) use its best efforts to cause RFC to continue to service the RFC Assets in compliance with the RFC Servicing Agreement, (2) comply with all terms, conditions and obligations under the RFC Agreement, (3) promptly forward to the Series Administrator all requests for Draw Advances thereunder and (4) upon request of the Series Administrator, terminate RFC as servicer thereunder and use its best efforts to transfer such servicing rights and obligations to a servicer designated by the Series Administrator.
ARTICLE VII
INDEMNIFICATION; SURVIVAL
     Section 7.01. Indemnification by Seller. Subject to the applicable provisions of this ARTICLE VII, the Seller shall indemnify and hold harmless the Asset Purchaser and Roosevelt, and their successors, shareholders, Personnel, representatives, Affiliates and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Indemnity Losses, arising from or relating to:
          (a) The breach of any representations and warranties of Seller in this Agreement;
          (b) the breach of any covenants or agreements of Seller in this Agreement;
          (c) any Excluded Liability; and

          (d) any and all Proceedings, demands, assessments, audits or judgments arising out of any of the foregoing.
     Section 7.02. Indemnification by Roosevelt. Subject to the applicable provisions of this ARTICLE VII, Roosevelt shall indemnify and hold harmless the Seller and its successors, shareholders, Personnel, representatives, Affiliates and agents from and against any and all Indemnity Losses arising from or relating to:
          (a) the breach of any representations or warranties of Roosevelt (in whatever capacity) in this Agreement;
          (b) the breach of any covenants or agreements of Roosevelt (in whatever capacity) in this Agreement; and
          (c) any and all Proceedings, demands, assessments, audits or judgments to the extent arising out of any of the foregoing.
     Section 7.03. Indemnification Notice; Litigation Notice. Subject to the provisions of Section 7.08, if a party entitled to indemnity pursuant to Section 7.01 or 7.02 (the “Claimant”) believes that it has suffered or incurred any Indemnity Loss, it shall so notify the party which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) promptly in writing describing such Indemnity Loss in reasonable detail, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity (the “Indemnification Notice”). Subject to the provisions of Section 7.08, if any Proceeding is instituted by or against a third party with respect to which the Claimant intends to claim any Liability or expense as an Indemnity Loss under this ARTICLE VII, it shall promptly notify the Indemnifying Party in writing of such Proceeding describing such Indemnity Loss, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity (the “Litigation Notice”) in lieu of an Indemnification Notice. The failure to timely give an Indemnification Notice or Litigation Notice shall not affect the rights of a claimant except to the extent failure to promptly notify the Indemnifying Party of such Proceeding can reasonably be deemed to increase the Liability or expense to the Claimant the Indemnifying Party shall not be obligated to reimburse the Claimant for the amount of such increase in liability or expense. For the avoidance of doubt, the parties hereto agree that the Indenture Trustee and the Series Administrator shall have the rights and remedies under this ARTICLE VII to act as Claimants on behalf of the Asset Purchaser, and to enforce any indemnities of the Trust, on behalf of the Securityholders.
     Section 7.04. Defense of Third Person Claims. The Indemnifying Party shall have twenty (20) calendar days after receipt of the Litigation Notice to notify the Claimant that it acknowledges its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Litigation Notice and that it elects to conduct and control any Proceeding with respect to an identifiable claim (the “Election Notice”). If the Indemnifying Party gives a Disagreement Notice (as hereinafter defined) or does not give the foregoing Election Notice during such 20-day period, the Claimant shall have the right (but not the obligation) to defend, contest, settle or compromise such Proceeding in the exercise of its reasonable discretion; provided, however, that the right of the Claimant to indemnification hereunder shall not be conclusively established thereby. If the Indemnifying Party timely gives the foregoing Election Notice and provides information satisfactory to the Claimant in its reasonable discretion confirming the Indemnifying Party’s financial capacity to defend such Indemnity Loss and provide indemnification with respect to such Indemnity Loss, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably satisfactory to the Claimant and, subject to the provisions set forth below, at the Indemnifying Party’s sole expense, the conduct and settlement of such Proceeding, and the Claimant shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (a) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Claimant without the prior written consent of the Claimant, (b) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne by the Claimant unless (i) the Indemnifying Party shall have agreed in writing to the continuing participation of such counsel, or (ii) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnifying Party and the Claimant and representation of both parties by the same counsel would, in the opinion of Claimant’s outside legal counsel, be inappropriate due to the actual or potential differing interests between them, (c) upon a final determination of such Proceeding, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this ARTICLE VII, for the full amount of any Indemnity Loss incurred by the Claimant, except fees and expenses of legal counsel that the Claimant incurred after the assumption of the conduct and control of such Proceeding by the Indemnifying Party in good faith, (d) the Claimant shall have the right to pay or settle any such Proceeding; provided, however, that in the event of such payment or settlement which is not consented to by the Indemnifying Party, the Claimant shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as an Indemnity Loss under this ARTICLE VII and (e) the Indemnifying Party shall be entitled to settle such Proceeding with the consent of the Claimant, which will not be unreasonably withheld, conditioned or delayed or, if such settlement provides for release of the Claimant in connection with all matters relating to the Proceeding which have been asserted against the Claimant in such Proceeding by the other parties to such settlement, without the consent of the Claimant. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Proceeding, shall not be entitled to settle or compromise any such Proceeding, and shall pay the reasonable fees and expenses of counsel retained by the Claimant, if (a) the Proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (b) the Proceeding seeks injunctive or equitable relief against the Claimant, or (c) the Indemnifying Party has not elected to defend or is failing to defend in good faith the Proceeding.
     Section 7.05. Disagreement Notice. If the Indemnifying Party does not agree that the Claimant is entitled to full reimbursement for the amount specified in the Indemnification Notice or the Litigation Notice, as the case may be, the Indemnifying Party shall notify the Claimant (the “Disagreement Notice”) within twenty (20) calendar days of its receipt of the Indemnification Notice or the Litigation Notice, as the case may be.
     Section 7.06. Payment of Losses. The Indemnifying Party shall pay to the Claimant in cash the amount to which the Claimant may become entitled by reason of the provisions of this

ARTICLE VII within fifteen (15) Business Days after such amount is finally determined either by mutual agreement of the parties, in the case of an Indemnity Loss described in any Litigation Notice, the date on which both such amount and Claimant’s obligation to pay such amount have been finally determined by judgment of the trial court or administrative body having jurisdiction over such Proceeding. Notwithstanding the foregoing, any amount to which the applicable Purchaser becomes entitled by reason of the provisions of this ARTICLE VII shall be paid by Seller in immediately available funds subject to Section 7.01.
     Section 7.07. Survival; Limitations. (a) Claims for indemnification pursuant to Section 7.01(a) or Section 7.02(a) shall only be valid to the extent that such claims are made within a period of twenty-four (24) months from the Closing Date; provided, however, that claims for indemnification pursuant to Section 7.01(a) or Section 7.02(a) for any Loans that are not Seasoned Loans shall continue until the greater of (i) twenty-four (24) months from the Closing Date or (ii) until such time that such Loans become Seasoned Loans; and provided further, that claims for breaches of any representations and warranties set forth in Section 4.01, Section 4.02, Section 4.08, Section 5.01 or Section 5.02 which shall survive indefinitely or until the latest date permitted by law.
          (b) Notwithstanding any other provision of this ARTICLE VII, in no event shall Seller be liable to indemnify the related Purchaser Indemnified Parties for Indemnity Losses arising under Section 7.01(a) (other than Indemnity Losses arising under Section 4.01, Section 4.02 or Section 4.08 or Indemnity Losses based upon actual fraud or intentional misrepresentation by Seller) (i) with respect to any breach of a representation or warranty relating to any individual Loan in Section 4.04, in excess of an amount calculated (unless Deemed Purchase Prices for the Loans are determined and updated as of Closing, as contemplated below) by multiplying the aggregate Purchase Price by the quotient of (A) the outstanding principal balance of such Loan as of the Closing Date, divided by (B) the outstanding principal balance of all Loans within the Portfolio as of the Closing Date or (ii) with respect to all Indemnity Losses, in the aggregate, in excess of an amount equal to fifty percent (50%) of the aggregate final Purchase Price. The parties agree to discuss in good faith with each other, during the period of twenty (20) Business Days from the date of this Agreement, the establishment of a methodology for determining a deemed purchase price of all the Loans within the Portfolio for purposes of fixing the maximum liability of Seller with respect to any particular individual Loan under clause (i) of the preceding sentence. If such a methodology is established and deemed purchase prices for all the Loans within the Portfolio (“Deemed Purchase Prices”) are determined, then, within five (5) Business Days from the delivery of the Seller’s Determination pursuant to Section 1.04(c), the parties shall again, by applying the methodology in a consistent fashion to the relevant Closing Date data with respect to such Loans, determine the updated Deemed Purchase Prices for all Loans within the Portfolio, as purchased and sold at the Closing. In the event that such updated Deemed Purchase Prices are established as contemplated by the preceding sentence, then the maximum Indemnity Loss with respect to a particular individual Loan that is established by clause (i) of the first sentence of this subsection (b) shall be the Deemed Purchase Price, as so updated, of that Loan in lieu of the calculation set forth in such clause (i).

          (c) Notwithstanding any other provision of this ARTICLE VII, in no event shall Roosevelt be liable to indemnify the Seller Indemnified Parties for Indemnity Losses arising under Section 7.02(a) (other than Indemnity Losses arising under Section 5.01, Section 5.02 or Section 5.05 or Indemnity Losses based upon fraud or intentional misrepresentation by Roosevelt) in the aggregate, in excess of an amount equal to fifty percent (50%) of the aggregate Purchase Price, as adjusted pursuant to Section 1.04.
          (d) Notwithstanding anything to the contrary herein, for the avoidance of doubt, in the event that a Claimant is entitled to indemnification for an Indemnity Loss resulting from both a breach of a Seller representation or warranty set forth in ARTICLE IV and an Excluded Liability, such Indemnity Loss shall be treated as resulting from an Excluded Liability under Section 7.01(c); provided that under no circumstances shall Purchaser make a claim, and obtain recovery, pursuant to both Section 7.01(a) and Section 7.01(c) with respect to any such Indemnity Loss.
     Section 7.08. Cure Right. Prior to seeking indemnification pursuant to Section 7.01(a) or (b), and, notwithstanding any other provision of this Agreement, before the running of any other applicable time period set forth in this ARTICLE VII commences, the Indenture Trustee, the Series Administrator or Roosevelt shall notify the Seller of any alleged breach of a representation, warranty, covenant or agreement of Seller and Seller shall have a period to cure such breach equal to thirty (30) days following the date of the Indenture Trustee’s, the Series Administrator’s or Roosevelt’s, as applicable, written notice to the Seller of such breach, unless such breach is not susceptible of cure or cannot reasonably be expected to be cured within such thirty (30) day period. Notwithstanding any other provision of this Agreement, the Seller’s full and complete cure of any breach of any representation, warranty, covenant or agreement in accordance with this Section 7.08 shall constitute the Indenture Trustee’s, the Series Administrator’s or Roosevelt’s, as applicable, full, complete and exclusive remedy with respect to such breach.
     Section 7.09. Net Recovery. The amount of any Indemnity Loss for which indemnification is provided under Section 7.01 shall be net of any amounts actually recovered by the Purchaser Indemnified Parties under any insurance policies with respect to such Indemnity Loss. The Indenture Trustee, the Series Administrator or Roosevelt shall use its best efforts to make any and all insurance claims relating to any claim for which it is seeking indemnification under this ARTICLE VII; provided, that notwithstanding the foregoing, the Indenture Trustee, the Series Administrator or Roosevelt shall not be required to bring an action against its insurance carrier for denying any such insurance claim which such party makes. The amount of any Indemnity Loss claimed by any Purchaser Indemnified Parties hereunder shall be reduced to the extent of any Tax savings or benefits actually realized by the Purchaser Indemnified Parties that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Indemnity Loss. The amount of any Indemnity Loss claimed by a Purchaser Indemnified Party hereunder shall be reduced to the extent the Purchaser Indemnified Parties has recovered any amounts from third parties with respect to the matters relating to such Indemnity Loss.
     Section 7.10. Sole Remedy. The right to indemnification under this ARTICLE VII, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of this Agreement or any Related Agreement or for any violation of Laws in connection with the transactions provided for in this Agreement or any Related Agreement except that either party may pursue legal or equitable relief against the other party for a breach or violation of Section 9.01 of this Agreement; provided, however, that nothing herein shall limit in any way any such party’s remedies after the Closing in respect of fraud, intentional misrepresentation or intentional misconduct by the other party in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, in no event shall the Indenture Trustee, the Series Administrator or Roosevelt have or be entitled to any right to require Seller to repurchase any Loan as a result of a breach of any of the representations or warranties contained in ARTICLE IV, or for any other reason whatsoever.
     Section 7.11. Tax Treatment of Indemnity Payments. To the maximum extent permitted by Law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the applicable Purchase Price for all Tax purposes, and the related parties agree to file their Tax Returns accordingly.
     Section 7.12. Credit Risk. Notwithstanding anything to the contrary set forth herein, it is understood and agreed by the parties hereto that each Purchaser is assuming the risk of deterioration subsequent to the date hereof in the credit quality of the Loans and the condition (financial or otherwise) of the Mortgagors thereunder. Accordingly, notwithstanding anything to the contrary set forth herein, the Indenture Trustee, the Series Administrator, Roosevelt and the Seller agree that, in the event of any claim for indemnification pursuant to Section 7.01(a), the Seller shall be responsible (subject to the terms of this ARTICLE VII) only for the portion of any such Indemnity Loss attributable to a breach by the Seller of any representation or warranty without regard to any such deterioration in credit quality or the condition (financial or otherwise) of any Mortgagor.
ARTICLE VIII
TERMINATION
     Section 8.01. Events of Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to completion of the Closing, as follows:
          (a) by Seller if there has been a material misrepresentation or a material default or breach by the Trust, the Indenture Trustee, or Roosevelt (in whatever capacity) with respect to any of such party’s representations and warranties in ARTICLE V of this Agreement or the due and timely performance of any of the material covenants or agreements of such party contained in this Agreement, and in the case of a material default or breach of a material covenant or agreement, such material default or material breach shall not have been cured (or reasonable efforts (in Seller’s reasonable judgment) commenced to cure such breach or default if such breach or default cannot be cured within a 10-day period) within ten (10) calendar days after receipt by the Trust, the Indenture Trustee, or Roosevelt, as applicable, of written notice specifying in reasonable detail the nature of such default or breach;

          (b) by the Indenture Trustee or Roosevelt (in whatever capacity) if there has been a material misrepresentation or a material default or breach by Seller with respect to its related representations and warranties in ARTICLE IV of this Agreement or the due and timely performance of any of the material covenants or agreements of Seller contained in this Agreement, and in the case of a material default or breach of a material covenant or agreement, such material default or breach shall not have been cured within ten (10) calendar days (or reasonable efforts in the Indenture Trustee’s or Roosevelt’s reasonable judgment) commenced to cure such breach or default that cannot be cured within a ten (10) day period) within ten (10) days after receipt by Seller of written notice specifying in reasonable detail the nature of such default or breach;
          (c) by the Seller, on the one hand, or the Indenture Trustee, or Roosevelt (in whatever capacity), on the other hand, at any time after August 31, 2008, if the Closing has not occurred and the party seeking to terminate this Agreement pursuant to this Section 8.01(c) is not otherwise in material breach or default of any provision of this Agreement;
          (d) [Reserved;]
          (e) by written agreement of Seller, the Indenture Trustee, and Roosevelt (in all capacities); or
          (f) by the Indenture Trustee, the Series Administrator or Roosevelt (in whatever capacity), in the event that such party discovers by reason of the Seller’s Disclosure Schedule Updates any matters that individually or in the aggregate could reasonably be expected to materially and adversely affect the Assets or the Assumed Liabilities, taken as a whole.
     This Agreement may not be terminated after completion of the Closing.
     Section 8.02. Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.01, all rights and obligations of the parties shall terminate without any liability of a party to the other parties; provided, however, that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of any other party that is within the control of such party, or (ii) willful failure of either party to perform a material covenant or agreement contained in this Agreement, such party shall remain liable for any direct Indemnity Loss incurred or suffered by the other party as a result of such failure or breach; and provided further that the rights and obligations of the parties set forth in this Section 8.02, Section 9.01, Section 12.01 Section 12.02, Section 12.07, Section 12.10, Section 12.11 and Section 12.12 of this Agreement shall survive the termination of this Agreement indefinitely.
ARTICLE IX
RESTRICTIVE COVENANTS
     Section 9.01. Confidential Information. (a) Each of the Series Administrator, the Note Purchaser and the Seller agrees that, in accordance with the Confidentiality Agreement entered into between MortgageCo Manager LLC (on behalf of the Series Administrator and the Note Purchaser) and Irwin Financial Corporation dated as of May 7, 2008, it shall treat in confidence and shall not use, disseminate or disclose, other than in connection with the transactions contemplated by this Agreement, all documents, materials and other information regarding the other parties to this Agreement which it obtains during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained on, prior to or following the date hereof) or the preparation of this Agreement or any of the Related Agreements (the “Confidential Information”). The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall not apply to any information which: (i) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by another party hereto; (ii) is known to the public and did not become so known through any violation of a legal obligation on the part of the disclosing party; (iii) is later lawfully acquired by such party from other sources; (iv) is required to be disclosed under the provisions of any Law, or by any stock exchange or similar body or any federal, state or provincial regulatory authority having jurisdiction over the party; or (v) is required to be disclosed by a rule or order of any court of competent jurisdiction; provided that the disclosing party shall notify the other party prior to such disclosure so such other party may seek a protective order to prevent disclosure. The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall apply regardless of whether the transactions contemplated by this Agreement actually are consummated, and the parties shall not be relieved of any obligations under this Section 9.01 in the event that the transactions contemplated by this Agreement are not actually consummated and/or in the event that this Agreement is terminated pursuant to Section 8.01 of this Agreement. Notwithstanding the foregoing, following the Closing, the Series Administrator and the Note Purchaser shall not be bound by the provisions of this Section 9.01 or the Confidentiality Agreement to the extent related to the applicable Assets, the applicable Assumed Liabilities or the transactions contemplated by this Agreement. In the event that the transactions contemplated by this Agreement are not consummated, each party shall either (i) immediately return and deliver any and all documents, materials and other information (and all copies thereof) provided by any other party to the party which provided or disclosed such documents, materials and other information and delete or otherwise destroy any and all electronic copies thereof or (ii) delete or otherwise destroy any and all documents, materials and other information and all electronic copies thereof. The Seller hereby acknowledges that the Series Administrator and the Note Purchaser may acquire certain information that is “nonpublic personal information” under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et. seq. and the privacy regulations adopted by the relevant authorities pursuant thereto (collectively, the “Privacy Laws”). Each of the Series Administrator and the Note Purchaser hereby acknowledges and agrees that, whether or not the transactions contemplated hereby are consummated and despite any termination of this Agreement, such party shall safeguard all non-public personal information it acquires to the same extent as required of Seller under the Privacy Laws.
          (b) From and after the Closing, Seller shall not, and shall cause its Affiliates and their respective directors, officers, employees, representatives or advisors (collectively the “Seller Group”) not to use, disseminate or disclose, any confidential, proprietary or non-public information related to the Assets, the Assumed Liabilities or the transactions contemplated by this Agreement to any other Person or use such information to the detriment of the Series Administrator or the Note Purchaser or their respective Affiliates; provided, however, that the obligation of Seller and its Affiliates to hold such information in confidence and not to use, disseminate or disclose such materials shall not apply to any information which: (i) is known to the public and did not become so known through any violation of a legal obligation on the part of a member of the Seller Group; (ii) is later lawfully acquired by a member of the Seller Group from other sources; (iii) is required to be disclosed under the provisions of any Law, or by any stock exchange or similar body or any federal, state or provincial regulatory authority having jurisdiction over the Seller Group member; or (iv)is required to be disclosed by a rule or order of any court of competent jurisdiction; provided that the party shall notify the other party prior to such disclosure so such other party may seek a protective order to prevent disclosure.
     Section 9.02. Remedies. Upon any breach of Section 9.01 by either party, the non-breaching party shall be entitled to each of the following remedies, which shall be deemed cumulative:
          (a) Injunctive Relief. The Seller on the one hand and the Series Administrator and the Note Purchaser on the other hand each hereby acknowledge that any breach of Section 9.01 shall cause irreparable injury to the goodwill and proprietary rights of the other party or parties and its respective Affiliates and subsidiaries, for which the other party or parties shall not have an adequate remedy at law. Accordingly, the Seller and the Series Administrator and the Note Purchaser agree that any of the other parties shall be able to seek immediate injunctive relief in the form of a temporary restraining order, preliminary injunction and/or permanent injunction against it (after posting any required bond and making any required showing to the court) to restrain or enjoin any actual or threatened violation of any provision of Section 9.01.
          (b) Costs, Expenses and Attorneys’ Fees. The Series Administrator, the Indenture Trustee and the Note Purchaser shall be entitled to recover from Seller all costs, expenses and reasonable attorneys’ fees incurred by such party in seeking enforcement of Section 9.01 of this Agreement or damages for a breach of such Section, and the Seller shall be entitled to recover from Purchaser all costs, expenses and reasonable attorneys’ fees incurred by Seller in seeking enforcement of Section 9.01 of this Agreement or damages for a breach of such Section.
ARTICLE X
OTHER AGREEMENTS
     Section 10.01. Deposits and Reserves. Any escrow or other deposits or reserves held by Seller relating to any of the Loans remaining on deposit as of the Closing Date shall be transferred to a depository designated by the Series Administrator by the Seller within three (3) Business Days after the Closing Date. Seller represents and warrants to the Indenture Trustee and the Series Administrator that it holds (and will hold as of the close of business on the day prior to the Closing Date) escrows or other deposits or reserves with respect to not more than two Loans within the Portfolio, with aggregate balances of less than $1,000.00.

     Section 10.02. Cooperation on Tax Matters.
          (a) The parties hereto shall cooperate, and shall cause their respective representatives to cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and any earlier Tax Returns and Taxes of Seller, and in all other appropriate Tax matters, in each case including making employees available to assist the requesting party, timely providing information reasonably requested, maintaining and making available to each other all records necessary or desirable in connection therewith, and the execution and delivery of appropriate and customary forms and authorizations, including federal Form 2848, Power of Attorney and Declaration of Representative (or a successor form or forms), and comparable forms for foreign, state and local Tax purposes, as appropriate, when the requesting party reasonably requires such forms in connection with any Tax dispute or claim for refund. Any information obtained by any party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except: (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding relating to Taxes or as may be otherwise required by applicable Law, to enforce rights under this Agreement or to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party reasonably believes is required by applicable Law or stock exchange or similar applicable rules.
          (b) Notwithstanding the provisions of Section 10.02(a), and in addition to all other obligations imposed by this Section 10.02: (i) the Seller on the one hand, and the Indenture Trustee, and the Series Administrator on the other hand, agree to give the other party or parties reasonable written notice prior to transferring, destroying or discarding any Files and Records with respect to Tax matters and, if the other party or parties so request(s), shall allow the other party or parties to take possession of such Files and Records; and (ii) the Seller shall retain (or cause Seller’s Affiliates to retain) all such Files and Records of Seller and Seller’s Affiliates until the expiration of any applicable statute of limitations (including any extension thereof) with respect to Tax Returns filed on behalf of Seller or its Affiliates.
     Section 10.03. Files and Records. The Series Administrator and the Custodian shall retain possession of all Files and Records transferred to such party hereunder and coming into existence after the Closing Date which relate to the Business prior to the Closing Date, for a period consistent with such party’s record-retention policies and practices, but in no event less than seven (7) years. In addition, from and after the Closing Date, upon reasonable written notice and during normal business hours, the Series Administrator and the Custodian shall provide access to Seller and its officers, directors, employees, consultants, attorneys, accounts and representatives, at Seller’s expense, to such Files and Records as Seller may reasonably deem necessary or desirable to properly prepare for, file, prove, answer, prosecute or defend any Proceeding, other than any Proceeding where in the reasonable judgment of Series Administrator or the Indenture Trustee, the interests of Seller on the one hand, and the Trust, the Indenture Trustee, the Series Administrator, or the Note Purchaser on the other hand, may be different or adverse.
     Section 10.04. Collection by the Asset Purchaser of Seller’s Corporate Advances and Miscellaneous Account Fees. Following the Closing, the Indenture Trustee shall hold in trust in a segregated account in Seller’s name, for the benefit of the Seller, and shall pay to the Seller as soon as practicable following receipt (but in no event more than three (3) calendar days following receipt), the following amounts collected by the Trust (or its servicing agent) on or after the Closing Date, with respect to each Loan within the Portfolio, but in each case only to the extent that such amounts were properly accrued by Seller as receivables before the Closing Date: (i) all recoveries of late charges, assumption fees or other charges, and (ii) fifty percent (50%) of all recoveries of Corporate Advances that have not been previously paid by the Note Purchaser to the Seller pursuant to Section 1.04, in connection with (A) final payoffs of Loans or (B) other payments by or on behalf of a Mortgagor of all amounts owed (including Corporate Advances) on a Loan, other than as a result of a non-cash modification or restructuring of that Loan, provided, however, that in the event of a payment described by this clause (B), the Indenture Trustee shall not be required to pay the Seller with respect to such recovery of Corporate Advances unless the Loan shall remain a Current Loan for two consecutive additional payment periods after the recovery.
     Section 10.05. Purchase and Sale of Charged-Off Loan Portfolio and REO Portfolio. Seller and Roosevelt shall promptly commence good faith negotiations toward reaching an agreement pursuant to which Roosevelt (or an affiliate thereof, which may include a trust fund) would purchase from Seller and its Affiliates the charged-off loan portfolio and REO portfolio assets that are described by the Letter of Intent and its associated term sheet, as contemplated thereby.
     Section 10.06. Draw Advances. On and after the Closing Date, if IHE or any Affiliate thereof (acting as servicer) properly makes any Draw Advances on any of the HELOCs, and if IHE or such Affiliate does not receive reimbursement for such Draw Advances when and as provided pursuant to Section 3.04(c) and Section 3.19 of the Administration and Servicing Agreement, then, upon receipt of written notice from IHE of such failure to reimburse, Roosevelt shall promptly indemnify IHE or such Affiliate for the full amount of any such unreimbursed Draw Advances. In addition, with respect to any HELOC, Roosevelt shall indemnify the Seller and its Affiliates for any Indemnity Losses incurred by the Seller or any Affiliate thereof relating to a claim by the related borrower that the Servicer failed timely to fund all or any portion of a request for a Draw Advance on such HELOC or otherwise suspended or reduced such HELOC, if (a) the failure, suspension or reduction was caused or directed by Roosevelt, or (b) the failure, suspension or reduction resulted from action or omission of the Servicer, which Servicer, at the time of the Servicer’s action or omission, was not an Affiliate of Seller.

ARTICLE XI
DEFINITIONS
     As used in this Agreement, the following terms have the meanings indicated below:
     “Accrued Interest” shall mean, as of any date, with respect to any given Loan, the interest, fees, costs and other charges that have been accrued but not paid to Seller, all as set forth in the general ledger of Seller.
     “Adjustment Period” shall mean the period beginning on the Cut-off Date and ending at the close of business on the day prior to the Closing Date.
     “Administration and Servicing Agreement” shall have the meaning set forth in the Recitals of this Agreement.
     “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by or is under common control with any party hereto, as the case may be. As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by contract or otherwise).
     “Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property.
     “Asset Purchaser” shall have the meaning set forth in the recitals to this Agreement.
     “Asset Schedule” shall mean a schedule of Loans included in the Disclosure Schedules, which schedule shall set forth the data and information listed on Exhibit A with respect to each Loan.
     “Assets” shall have the meaning set forth in Section 1.01.
     “Assignment and Assumption Agreement” shall mean the applicable Assignment and Assumption Agreement, by and between the related Purchaser and the Seller, each in the form attached hereto as Exhibit B.
     “Assignment of Mortgage” shall mean an assignment, notice of transfer or equivalent instrument in recordable form that is sufficient under the laws of the jurisdiction wherein the applicable real property is located to reflect the transfer of a Loan or Loans (and related Mortgage or Mortgages) to the Indenture Trustee on behalf of Securityholders.
     “Assumed Liabilities” shall have the meaning set forth in Section 1.02.
     References to the use of “best efforts” mean the efforts that a reasonable prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement shall not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the transactions contemplated by this Agreement or to dispose of or make any change to its business, expend any material funds or incur any other material burden.
     “Bill of Sale” shall mean the Bill of Sale transferring all of the Assets to the Asset Purchaser, in the form attached hereto as Exhibit C.
     “Business” shall have the meaning set forth in the Preamble of this Agreement.
     “Business Day” shall mean any day other than Saturday, Sunday and any day on which commercial banks in the States of Delaware, Indiana, Maryland, Minnesota or New York are authorized by Law to be closed.
     “Claimant” shall have the meaning set forth in Section 7.03.
     “Closing” shall have the meaning set forth in Section 2.01.
     “Closing Date” shall have the meaning set forth in Section 2.01.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.
     “Collateral” shall mean all the collateral given from time to time to secure payment and performance of the obligations of a Mortgagor under any of the Loan Documents, including, without limitation, real property, fixtures, promissory notes, cash and other monies and proceeds of insurance and real property.
     “Confidential Information” shall have the meaning set forth in Section 9.01.
     “Contracts” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, deed of trust, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.
     “Corporate Advances” shall mean, as of any date, with respect to any given Loan, those funds that have been advanced by (or on behalf of) the Seller (but have not been reimbursed to the Seller) in connection with the servicing of such Loan, such as principal, interest, ground rents, taxes, insurance premiums, assessments, foreclosure and bankruptcy expenses, inspection fees and other such expenses which are (i) valid receivables, (ii) properly documented to be contractually recoverable from the Mortgagor, (iii) properly collectible under Law, and (iv) accounted for in accordance with generally accepted accounting principles.
     “Current Loan” shall mean, as of any date, a Loan as to which all payments of principal and interest then due have been paid, except for the most recent payment then due of principal and interest.
     “Custodian” shall have the meaning set forth in the Preamble.

     “Cut-off Date” shall mean July 31, 2008.
     “Disagreement Notice” shall have the meaning set forth in Section 7.05.
     “Disclosure Schedules” shall have the meaning set forth in ARTICLE IV.
     “Document Defective Loan” shall have the meaning set forth in Section 3.02(a).
     “Document Recovery Period” shall have the meaning set forth in Section 1.04(h).
     “Draw Advances” shall mean, with respect to any Loan that is a home equity line of credit, all advances required to fund draw requests made following the Closing Date by the Mortgagor under such home equity line of credit, in each case in accordance with the terms of the applicable Loan Documents.
     “Election Notice” shall have the meaning set forth in Section 7.04.
     “Encumbrance” shall mean all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way (other than easements of record) and other encumbrances of any kind or nature whatsoever, including those encumbrances set forth on any schedule hereto.
     “Escrow Account” shall have the meaning set forth in Section 2.04.
     “Escrow Agreement” shall have the meaning set forth in Section 2.04.
     “Escrowed Amount” shall have the meaning set forth in Section 1.03.
     “Estimated Accrued Interest” shall mean, as to any given Loan, the Accrued Interest as of the close of business on the Cut-off Date.
     “Estimated Corporate Advances” shall mean, as to any given Loan, the amount of the Corporate Advances as of the close of business on the Cut-off Date.
     “Estimated Stated Principal Balance” shall mean, as to any given Loan, the Stated Principal Balance as of the close of business on the Cut-off Date.
     “Excluded Loan” shall mean any Loan which (a) is paid off in full during the Adjustment Period or (b) which the Seller and the Series Administrator designates as an Excluded Loan at or before the Closing; provided, however, that the Series Administrator shall not have the right to designate a Loan as an Excluded Loan unless the Series Administrator becomes aware of new information regarding such particular Loan (unrelated to the Mortgagor’s delinquency, credit scores, or similar credit quality factors, and unrelated to factors that affect mortgage loans generally or mortgage loans in any particular geographic area) that the Series Administrator reasonably deems material and adverse.
     “Files and Records” shall mean all files, records and other information of Seller relating to the Assets, whether in hard copy or magnetic or other format including customer lists and records, referral sources, sales and advertising material, software, correspondence, manuals, studies, sales literature and promotional material, operating guides and copies of financial and accounting records.
     “GAAP” shall mean the prevailing generally accepted accounting principles in the United States, in effect from time to time, consistently applied.
     “Governing Documents” shall mean, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and the operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.
     “Governmental Entity” shall mean any court, tribunal, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind.
     “HELOC” shall mean any Loan that is a home equity line of credit.
     “HOEPA Loan” shall mean any Loan that breaches the Home Ownership and Equity Protection Act of 1994 and its implementing regulations, including 12 CFR § 226.32.
     “Holdback Amount” shall mean three million dollars ($3,000,000).
     “IHE” shall mean Irwin Home Equity Corporation.
     “Indemnifying Party” shall have the meaning set forth in Section 7.03.
     “Indemnification Notice” shall have the meaning set forth in Section 7.03.
     “Indemnity Litigation Expenses” shall mean all costs of investigation and defense and reasonable attorneys’ fees and expenses in connection with a litigation, investigation or other Proceeding.
     “Indemnity Loss” means any damages, losses, obligations, Liabilities, claims, penalties, costs and expenses (including Indemnity Litigation Expenses), other than any (i) incidental, consequential, punitive or exemplary damages (except any such damages paid or finally determined by a Governmental Entity to be payable by the Claimant to a third party), special damages, indirect damages, unrealized expectation, diminution in value, lost profits or other similar items, (ii) damages, losses, obligations, Liabilities, claims, penalties, costs or expenses relating to the passing of, or any change in, any Law after the date of this Agreement even if the change has retroactive effect, or (iii) damages, losses, obligations, Liabilities, claims, penalties, costs or expenses calculated using a “multiplier,” “multiple of earnings,” or any method having a similar effect.
     The phrases “to the Knowledge of” any Person, or “Known to” any Person, or words of similar import, shall mean the actual knowledge of such Person with reasonable independent investigation and, in the case of Seller, shall mean the actual knowledge of William Miller, Greg Ehlinger, Matt Souza, Steve Schultz or Jocelyn Martin-Leano or any other employee of Seller with managerial authority over the subject matter of the applicable representation and warranty, with reasonable independent investigation. In the case of either Purchaser, “Knowledge” shall mean the actual knowledge of members of the Series Administrator’s or the Note Purchaser’s senior management team.
     “July 24 Agreement” shall have the meaning set forth in the Recitals of this Agreement.
     “Law” shall mean any local, county, state, provincial, or federal law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.
     “Letter of Intent” means that certain letter, dated as of July 10, 2008, by and among TPG Axon Capital Management, LP, Roosevelt and Irwin Financial Corporation.
     “Liability” with respect to any Person, shall mean any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Licenses and Permits” shall mean all licenses, permits, franchises, certificates, approvals and authorizations that relate directly or indirectly to, or are necessary for, the ownership and management of the Assets and all pending applications therefor or renewals thereof.
     “Litigation Notice” shall have the meaning set forth in Section 7.03.
     “Loan Documents” shall mean the Mortgage Notes, the Security Documents and all other agreements, instruments and documents delivered or to be delivered to the Asset Purchaser or the Indenture Trustee (or the Custodian on its behalf) in connection with or relating to the Loans.
     “Loans” shall mean the loans (including obligations of borrowers arising under conditional sales contracts or other title retention agreements entered into with such borrowers), first lien residential mortgage loans, home equity lines of credit and junior lien home equity loans made or acquired by Seller, as Lender, and listed on the Asset Schedule; provided that the Loans purchased hereunder shall not include any Excluded Loan.
     “LTV” shall mean, with respect to any Loan, the ratio (expressed as a percentage) of the original principal amount of the Loan to the lesser of (a) the Appraised Value of the Mortgaged

Property and (b) if the Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property..
     “MERS” shall have the meaning set forth in Section 1.06.
     “MERS Loan” shall have the meaning set forth in Section 1.06.
     “Missing Material Loan Documents” shall have the meaning set forth in Section 3.02(a).
     “Mortgage” shall mean, with respect to any Loan, the mortgage, deed of trust or other instrument securing a Note that creates a first or second lien on any parcel of real property.
     “Mortgage Notes” shall mean those promissory notes evidencing the Loans.
     “Mortgaged Property” shall mean, with respect to any Loan, the real property securing repayment of the debt evidenced by a Note.
     “Mortgagor” shall mean the borrower under a Loan and shall include any guarantor or any other party with a payment obligation with respect to a Loan.
     “Note Purchaser” shall have the meaning set forth in the recitals to this Agreement.
     “Noteholders” shall mean the holder of the Trust Notes at any time.
     “Ordinary Course of Business” shall mean any action taken by Seller if such action is consistent in nature, scope and magnitude with the past practices of such Seller’s business and is taken in the ordinary course of the normal day-to-day operations of such Seller’s business.
     “Payment Status Unknown Loan” shall have the meaning set forth in Section 1.04(a).
     “Permitted Encumbrance” shall mean any of the following: (a) the provisions of all applicable zoning Laws, statutory liens of landlords, carriers, workmen, warehousemen, repairmen, mechanics, contractors, materialmen and other similar Persons and other liens imposed by applicable Laws; (b) easements, rights-of-ways, restrictions and other similar charges and encumbrances of record; (c) liens for Taxes and other governmental assessments, charges or claims not yet due and payable or that the taxpayer is contesting; (d) other Liens arising in the Ordinary Course of Business; (e) with respect to any junior Encumbrances, the Encumbrance of any senior obligation; and (f) the Encumbrances set forth on Section 11.01 of the Disclosure Schedules.
     “Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust or unincorporated organization, or any Governmental Entity, officer, department, commission, board, bureau or instrumentality thereof.
     “Personnel” shall mean either (i) any director, officer, employee, consultant, agent or other personnel of Seller involved solely in the operation of the Business or (ii) any director, officer, employee, consultant, agent or personnel of any of the Indenture Trustee, the Series Administrator, or the Note Purchaser, as applicable.

     “Platform Assets” shall mean the assets related to the mortgage loan servicing platform and, in the Series Administrator’s sole discretion, the residential loan origination platform.
     “Platform Purchase Agreement” shall mean a definitive agreement between Roosevelt (and/or an affiliate of Roosevelt) and Seller (and/or an affiliate of Seller) for the acquisition of the Platform Assets, either directly or indirectly through a purchase of the equity of IHE, as contemplated by the Letter of Intent and Section 10.06.
     “Portfolio” shall mean, collectively, (i) each Loan, (ii) all Loan Documents, (iii) all of Seller’s right, title and interest in and to the Collateral and (iv) all other right, title and interest of Seller in and to any of the Loans or related Loan Documents (excluding the right, title and interest of Seller in and to (i) any Corporate Advances in respect of each such Loan, and (ii) Excluded Loans).
     “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit.
     “Purchase Price” shall have the meaning set forth in Section 1.03.
     “Purchaser” shall mean either the Note Purchaser or the Asset Purchaser, as applicable.
     “Purchaser Group” shall have the meaning set forth in Section 6.04.
     “Purchaser Indemnified Parties” shall have the meaning set forth in Section 7.01.
     “Related Agreements” shall mean the Bills of Sale, the Assignment and Assumption Agreements, the Administration and Servicing Agreement, the Escrow Agreement, and the Note Purchase Agreement, and all documents and instruments executed and delivered in connection with any of them.
     “Residuals Purchase Agreement” shall have the meaning set forth in Section 1.03.
     “RFC” shall mean Residential Funding Company, LLC, and its successors.
     “RFC Agreement” shall mean the Sale And Interim Servicing Agreement, dated as of June 16, 2005, between the Seller and RFC, as supplemented by the Reference Agreement, dated as of June 16, 2005, between the Seller and RFC.
     “RFC Assets” shall mean any Assets which are, as of the Closing Date, being serviced by RFC on behalf of the Seller pursuant to the RFC Agreement.
     “Roosevelt” shall have the meaning set forth in the preamble to this Agreement.
     “Seasoned Loans” shall mean, for any date of determination, any Loan that was originated 36 months or more prior to such date.
     “Securitization-Related Agreements” shall have the meaning set forth in the recitals to this Agreement.

     “Security Documents” shall mean all the security agreements, Uniform Commercial Code financing statements, pledge agreements, Mortgages, deeds of trust, fixture filings, collateral assignments, guaranties, insurance loss payable endorsements, collateral assignments of life insurance policy proceeds and/or insurance policies and all other agreements, documents and instruments which evidence or constitute security for the payment and performance of the obligations of any Mortgagor under any of the Loan Documents.
     “Securityholders” shall mean the holders of the Securities at any time.
     “Seller” shall have the meaning set forth in the recitals to this Agreement.
     “Servicer” shall mean IHE, in its capacity as a servicer of the Loans, or any successor thereto.
     “Servicing Rights” shall mean, with respect to any Asset, any and all of the following: (a) all rights to service and administer such Asset; (b) the right, under the related servicing agreement, to terminate the related servicer as servicer of such Asset, with or without cause; (c) the right, under the related servicing agreement, to transfer the Servicing Rights and/or all servicing obligations with respect to such Asset; (d) the right to receive the related servicing compensation for such Asset, including any servicing fees or ancillary income; (e) all agreements or documents creating, defining or evidencing any such Servicing Rights and all rights of Seller thereunder; (f) any amounts collected in connection with such Asset, subject to Section 10.04; (g) all accounts and other rights to payment related to such Asset, subject to Section 10.04; (h) possession and use of any and all Loan Documents pertaining to the Assets or pertaining to the past, present or prospective servicing and administration of the Assets; and (i) all rights, powers and privileges incident to any of the foregoing.
     “Stated Principal Balance” shall mean, as of any date during the period commencing at the close of business on July 31, 2008 and ending at the close of business on August 14, 2008, with respect to any given Loan, the “Current Balance” of such Loan, as shown on the column of the Asset Schedule as of July 31, 2008 that is headed “Current Balance,” but (i) increased by any Draw Advances disbursed with respect to such Loan, during the period commencing August 1, 2008 and ending at the close of business on the given date, and (ii) decreased by any payments of principal received with respect to such Loan, during the same period.
     “Tax” or “Taxes” shall mean all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes and fees), levies, imposts, impositions, assessments and other governmental charges of any nature imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or Intangible Assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect or pay over to any government), and all related additions to tax, penalties or interest thereon.
     “Tax Return” shall mean and include all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated,

affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.
     “Title Insurance Policy” shall mean, with respect to each Loan, the original lender’s or mortgagee policy of title insurance insuring the same, including all endorsements thereto, or, if such policy has not been issued, the preliminary report or irrevocable binder or commitment to issue the same.
ARTICLE XII
MISCELLANEOUS
     Section 12.01. Public Announcements. No party to this Agreement shall make any public announcement of the transactions provided for in or contemplated by this Agreement or any of the Related Agreements unless the form and substance of the announcement are mutually agreed upon by each party, which agreement shall not be unreasonably withheld, conditioned or delayed, or unless public disclosure is necessary to comply with applicable Laws; provided, that such party making the public disclosure necessary to comply with applicable Laws provides the other party hereto with a copy of the portion(s) of the document(s) describing the transactions provided for in or contemplated by this Agreement or any of the Related Agreements reasonably in advance of such disclosure.
     Section 12.02. Costs and Expenses. Whether or not the transactions contemplated by this Agreement and the Related Agreements are consummated, except as otherwise expressly provided herein, each of the parties shall bear all expenses and costs incurred by it in connection with this Agreement and the Related Agreements and the transactions contemplated by any of them, including, without limitation, the fees and disbursements of any legal counsel, independent accountants or any other Person or representative whose services have been used by such party.
     Section 12.03. Addresses for Notices, Etc. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement or any of the Related Agreements shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 12.03, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt; (d) on the third day after mailing if mailed by first class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 12.03; or (e) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section:

If to Seller:	Irwin Union Bank and Trust Company
Irwin Home Equity Corporation
c/o Irwin Financial Corporation
500 Washington Street — Box 929
Columbus, Indiana 47202-0929
Attention: Greg Ehlinger
Facsimile: (812) 379-8608
E-mail: greg.ehlinger@irwinfinancial.com

With a copy to (which copy shall not constitute notice hereunder):	Ice Miller LLP One American Square, Suite 3100
Indianapolis, Indiana 46282
Attention: Steven K. Humke
Facsimile: (317) 592-4675
E-mail: steven.humke@icemiller.com
Attention: Janice Wilken
Facsimile: (317) 592-4840
E-mail: janice.wilken@icemiller.com

If to the Note Purchaser or the Series Administrator:	Roosevelt Management Company LLC 1540 Broadway, Suite 1606 New York, New York 10036 Attention: Jeff Toll Facsimile: (212) 938-4801 E-mail: jtoll@rooseveltmc.com

With a copy to (which copy shall not constitute notice hereunder):	Roosevelt Management Company LLC 1540 Broadway, Suite 1606 New York, New York 10036 Attention: General Counsel Facsimile: (212) 938-4801 Roosevelt Management Company LLC

With an additional copy to (which copy shall not constitute notice hereunder):	McKee Nelson LLP LLC
1919 M Street NW, Suite 200
Washington, DC 20036
Attention: Edward Gainor
Facsimile: (202) 775-4137
E-mail: egainor@mckeenelson.com
Attention: Darius Kingsley
Facsimile: (202) 775-4129
E-mail: dkingsley@mckeenelson.com

If to the Owner Trustee on behalf of the Trust:	Wells Fargo Delaware Trust Company 919 N. Market Street, Suite 1600 Wilmington, Delaware 19801 Attention: Corporate Trust Administration

If to the Indenture Trustee:	Wells Fargo Bank, N.A. 9062 Old Annapolis Road Columbia, Maryland 21045 Attention: NMLT 2008 Client Manager
     Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 12.03. In no event shall delivery to a copied Person alone constitute delivery to the party represented by such copied Person.
     Section 12.04. Headings. The article, section and paragraph headings in this Agreement and the Table of Contents hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     Section 12.05. Construction.
          (a) The parties have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.
          (b) Except as otherwise specifically provided in this Agreement or any of the Related Agreements (such as by “sole”, “absolute discretion”, “complete discretion” or words of similar import), if any provision of this Agreement or any of the Related Agreements requires or provides for the consent, waiver or approval of a party, such consent, waiver or approval shall not be unreasonably withheld, conditioned or delayed.
          (c) The Disclosure Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
          (d) Words of any gender used in this Agreement or any of the Related Agreements shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.
          (e) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
          (f) “Hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules and Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits, Schedules and Disclosure Schedules to, this Agreement.
          (g) “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.
          (h) “Or” is used in the inclusive sense of “and/or.”
          (i) References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, exhibits, schedules or amendments thereto.
          (j) All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars.
     Section 12.06. Severability. The invalidity or unenforceability of any provision of this Agreement or any of the Related Agreements shall in no way affect the validity or enforceability of any other provision of this Agreement or any of the Related Agreements. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
     Section 12.07. Entire Agreement and Amendment. This Agreement, the Confidentiality Agreement, the July 24 Agreement and the Related Agreements, including the Exhibits and Schedules referred to and incorporated by reference herein and therein that form a part of this Agreement and the Related Agreements, contain the entire understanding of the parties with respect to the subject matter of this Agreement and the Related Agreements. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement or the Related Agreements. This Agreement and the Related Agreements supersede all prior agreements and understandings among the parties hereto with respect to the transactions contemplated by this Agreement and the Related Agreements. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by each of the parties hereto. Notwithstanding the foregoing, the provisions of the Letter of Intent shall survive execution of this Agreement and the consummation of the transactions contemplated hereby and shall remain binding upon the parties thereto to the extent and for the periods set forth in the Letter of Intent. In the event of any inconsistency between this Agreement and the Letter of Intent in relation to the subject matter of this Agreement, this Agreement shall control.
     Section 12.08. No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any of the Related Agreements shall operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the Related Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.
     Section 12.09. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties hereto, and their respective successors and permitted assigns.
     Section 12.10. Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Seller shall not have the right to assign or delegate its rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of the Indenture Trustee, the Series Administrator and the Note Purchaser. Each Purchaser may, without any prior notice to or consent of Seller, assign or delegate, in whole or in part, its respective rights and duties under this Agreement and the Related Agreements to any Affiliate or to any Person who shall acquire all or substantially all of the assets of the Note Purchaser or of the Trust Notes, whether by purchase, merger, consolidation or otherwise. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any Person (other than the parties hereto) or inure to the benefit of any Person (other than the parties hereto).
     Section 12.11. Governing Law; Dispute Resolution; Jurisdiction and Venue.
          (a) Applicable Law. The Laws of the State of New York shall govern the creation, interpretation, construction and enforcement of and the performance under this Agreement and the Related Agreements and all transactions and agreements contemplated by any of them, as well as any and all claims arising out of or relating in any way to this Agreement or any of the Related Agreements, notwithstanding the choice of law rules of any other state or jurisdiction.
          (b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

          (i) SUBMIT FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURTS FROM ANY THEREOF;
          (ii) CONSENT THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVE ANY OBJECTION THAT IT MAY NOR OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
          (iii) AGREE THAT THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTY SHALL HAVE BEEN NOTIFIED; AND
          (iv) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
     Section 12.12. Waiver of Jury Trial. For any action or Proceeding which is permitted under this Agreement to be filed in a court, each party hereby expressly and irrevocably waives any right to a trial by jury in such action or Proceeding, including but not limited to those actions or Proceedings to enforce or defend any rights under this Agreement or any of the Related Agreements or under any amendment, consent, waiver, instrument, document or agreement delivered or which may in the future be delivered in connection with any of them or arising from any relationship existing in connection with this Agreement or any of the Related Agreements. Each party agrees that in any such action or Proceeding, the matters shall be tried to a court and not to a jury.
     Section 12.13. Rescission Under the Residuals Purchase Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that any of the transactions contemplated by the Residuals Purchase Agreement are terminated pursuant to any of Section 7.06(d)(ii), Section 7.06(d)(iii) or Section 7.06(d)(iv) thereof at any time after the Closing of this Agreement, then, automatically (in the event of a termination pursuant to such Section 7.06(d)(ii)), or at the election and sole discretion of the Seller (in the event of a termination pursuant to such Section 7.06(d)(iii)) or at the election and sole discretion of the Note Purchaser (in the event of a termination pursuant to such Section 7.06(d)(iv)), the parties shall immediately take steps to rescind the transactions contemplated by this Agreement. For purposes of this Agreement, the consequences of “rescission” shall include, without limitation, the following: (A) this Agreement, and all rights and obligations hereunder (other than pursuant to this Section

12.13, Article IX, Section 12.01 and Section 12.02 of this Agreement), shall automatically terminate; (B) each of the Indenture Trustee, the Note Purchaser and the Seller shall cause the applicable Escrowed Amount to be released from the Escrow Account and returned to the party entitled thereto; (C) the Asset Purchaser shall transfer (on a non-recourse, servicing-released basis) all of its right, title and interest in and to the Assets back to the Seller, free and clear of all Encumbrances, other than Permitted Encumbrances; (D) the Note Purchaser shall deliver to the Seller each of the Trust Notes and all of its right, title and interest therein, with all necessary transfer documents and endorsements; (E) the Seller shall surrender the transferred Trust Notes and the Trust Certificates and all of its right, title and interest therein to the Trust; (F) the Seller shall refund the amount of the Purchase Price paid for the Notes to the Note Purchaser; (G) Seller shall re-assume all Assumed Liabilities including, without limitation, all obligations relating to future Draw Advances with respect to the Assets; (H) the Asset Purchaser shall immediately pay Seller the aggregate amount of its actual cash collections with respect to the Assets, net of the aggregate amount of its actual cash disbursements with respect to such Assets and with respect to the related Assumed Liabilities, and the Note Purchaser shall immediately pay Seller the aggregate amount of its actual cash collections with respect to the Trust Notes; (I) the Seller shall immediately reimburse the payor for the aggregate amount of any Draw Advances with respect to the Assets made by the Asset Purchaser (or the holder of any Trust Note related thereto) prior to such rescission; and (J) the parties shall promptly take such steps as may be reasonably necessary to unwind any action taken by any party with respect to any requested termination of RFC as servicer pursuant to Section 6.09 hereof. In addition, in the event of a rescission pursuant to this Section 12.13, each of the parties shall bear all expenses and costs incurred by it in connection with the rescission of this Agreement and the Related Agreements and the transactions contemplated by any of them, including, without limitation, the fees and disbursements of any legal counsel, independent accountants or any other Person or representative whose services have been used by such party.
     Section 12.14. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Facsimile transmission and/or a .pdf file transmission of a counterpart hereto shall constitute an original hereof.
     Section 12.15. Limitation of Liability of Owner Trustee. Notwithstanding anything contained herein to the contrary, this Agreement has been countersigned by Wells Fargo Delaware Trust Company, not in its individual capacity but solely in its capacity as Owner Trustee, and in no event shall Wells Fargo Delaware Trust Company in its individual capacity or as Owner Trustee have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust, as to all of which recourse shall be had solely to the assets of the Trust.
     Section 12.16. Certain Understandings. Each of the parties hereto is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereto hereby acknowledges that the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“ASSET PURCHASER” NAVIGATOR MORTGAGE LOAN TRUST 2008
By:	WELLS FARGO DELAWARE TRUST COMPANY, not in its individual capacity but solely as Owner Trustee of the Trust
By:	/s/ Tracy M. McLamb
Printed: Tracy M. McLamb
	Title:	Vice President

“ROOSEVELT”, “SERIES ADMINISTRATOR” AND “NOTE PURCHASER” ROOSEVELT MANAGEMENT COMPANY LLC
By:	/s/ Jeffrey Toll
Printed: Jeffry Toll
	Title:	CEO

“SELLER” IRWIN UNION BANK AND TRUST COMPANY
By:	/s/ Matt Souza
Printed: Matt Souza
	Title:	VP CAO Secretary

“INDENTURE TRUSTEE” WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Indenture Trustee
By:	/s/ Carla S. Walker
Printed: Carla S. Walker
	Title:	Vice President

“CUSTODIAN” WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Custodian
By:	/s/ Leigh Taylor
Printed: Leigh Taylor
	Title:	Vice President

EXHIBIT A
MORTGAGE ASSET SCHEDULE DATA FIELDS
     1. the Seller’s Loan identifying number;
     2. the Mortgagor’s and Co-Mortgagor’s (if applicable) names;
     3. the street address of the Mortgaged Property, including the city, state, zip code;
     4. the LTV of each first lien Loan at origination;
     5. the combined LTV of each junior lien Loan at origination (to the Knowledge of Seller);
     6. a code indicating whether the loan is a fixed rate or adjustable rate Loan;
     7. the interest rate for each Loan as of the Cut-off Date;
     8. the stated maturity date;
     9. the amount of the monthly P&I payment;
     10. the next due date as of the Cut-off Date;
     11. the original principal amount of the Loan;
     12. the principal balance of the Loan as of the close of business on the Cut-off Date; after deduction of payments of principal actually received on or before the Cut-off Date;
     13. the loan purpose code;
     14. the occupancy code;
     15. MERS (Y or N);
     16. Code if Section 32 or State High Cost;
     17. Corporate Advance Balance (as of the Cut-off Date);
     18. Credit Limit;
     19. Line Amount Available to be Drawn;
     20. Lien Position;
     21. Origination Date;
     22. Investor Number;
     23. Code if RFC Asset;
     24. Bankruptcy flag; and
     25. Foreclosure flag

A-1

EXHIBIT B
[FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT]
     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”), dated as of the                      day of August, 2008 (the “Effective Date”), by and among Irwin Union Bank and Trust Company, an Indiana state-chartered bank (“Assignor”) and Navigator Mortgage Loan Trust 2008, a Delaware statutory trust (“Assignee”).
WITNESSETH:
     WHEREAS, pursuant to the Amended and Restated Asset Purchase Agreement, dated as of July 31, 2008 (as amended, supplemented or otherwise modified from time to time), by and among Assignee and Assignor and others (the “Purchase Agreement”), Assignor has agreed to sell, transfer, assign, convey and deliver all of Assignor’s right, title and interest in the Assets and the Assumed Liabilities to Assignee, and Assignee has agreed to purchase, acquire and assume the Assets and the Assumed Liabilities from Assignor, on the terms and subject to conditions more fully described in the Purchase Agreement;
     WHEREAS, pursuant to the terms and subject to the conditions of the Purchase Agreement, Assignor desires to assign and transfer to Assignee certain rights and obligations of Assignor under certain contracts and other liabilities, and Assignee desires to accept such assignment, on the terms and conditions provided for herein; and
     WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings specified in the Purchase Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms and subject to the conditions of the Purchase Agreement, Assignor hereby agrees as follows:
ARTICLE I
AGREEMENT
     Section 1.01. Assignment. As of the Effective Date, Assignor hereby assigns and transfers to Assignee all of its respective right, title and interest in and to, and delegates to Assignee all of its duties and obligations under, the Assumed Liabilities, to have and to hold forever.
     Section 1.02. Acceptance. As of the Effective Date, Assignee hereby accepts and assumes the assignment, transfer and delegation of such Assumed Liabilities, and agrees to assume and pay or perform such Assumed Liabilities, when such payment or performance is required.
     Section 1.03. Governing Agreement. This Agreement is expressly made subject to the terms and provisions of the Purchase Agreement. The delivery of this Agreement shall not affect, alter, enlarge, diminish or otherwise impair any of the representations, warranties, covenants, conditions, indemnities, terms or provisions of the Purchase Agreement, and all of the representations, warranties, covenants, conditions, indemnities, terms and provisions contained in the Purchase Agreement shall survive the delivery of this Agreement to the extent, and in the manner, set forth in the Purchase Agreement. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern and control.
     Section 1.04. Successors and Assigns. The provisions of this Agreement shall bind Assignor and its successors and permitted assigns and inure to the benefit of Assignee and its respective successors and permitted assigns.
     Section 1.05. Interpretation. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Whenever the context requires in this Agreement, the singular shall include the plural, and vice versa. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     Section 1.06. Execution in Counterparts. This Agreement may be executed and delivered in two (2) original or facsimile counterparts, each of which shall be deemed and original, but both of which together shall constitute one and the same document. Only one (1) counterpart signed by Assignor must be produced to evidence the execution and delivery of this Agreement. Notwithstanding anything contained herein to the contrary, this Agreement has been countersigned by Wells Fargo Delaware Trust Company, not in its individual capacity but solely in its capacity as Owner Trustee, and in no event shall Wells Fargo Delaware Trust Company in its individual capacity or as Owner Trustee have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust, as to all of which recourse shall be had solely to the assets of the Trust.
     Section 1.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of laws principles of any jurisdiction.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the Effective Date.

“ASSIGNOR” IRWIN UNION BANK AND TRUST COMPANY
By:
Printed:
Title:

“ASSIGNEE” NAVIGATOR MORTGAGE LOAN TRUST 2008
By:	WELLS FARGO DELAWARE TRUST COMPANY, not in its individual capacity but solely as Owner Trustee of Navigator Mortgage Loan Trust 2008
By:
Printed:
Title:

[FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT]

EXHIBIT C
[FORM OF BILL OF SALE]
     THIS BILL OF SALE, dated as of this                      day of August, 2008 (the “Effective Date”), by and between Navigator Mortgage Loan Trust 2008, a Delaware statutory trust (“Purchaser”) and Irwin Union Bank and Trust Company, an Indiana state-chartered bank (“Seller”).
WITNESSETH:
     WHEREAS, pursuant to the Amended and Restated Asset Purchase Agreement, dated as of July 31, 2008 (as amended, supplemented or otherwise modified from time to time), by and among Purchaser and Seller and others (the “Purchase Agreement”), Seller has agreed to sell, transfer, assign, convey and deliver all of Seller’s right, title and interest in and to the Assets to Purchaser, and Purchaser has agreed to purchase and acquire the Assets from Seller, on terms and subject to conditions more fully described in the Purchase Agreement; and
     WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings specified in the Purchase Agreement;
     NOW, THEREFORE, in consideration of Seller’s receipt of the Purchase Price and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms and subject to the conditions of the Purchase Agreement, Seller hereby agrees as follows:
ARTICLE I
AGREEMENT
     Section 1.01. Sale. Seller does hereby sell, transfer, assign, convey and deliver to Purchaser, and Purchaser does hereby accept, for all purposes, effective as of the Closing Date, all of the right, title and interest of Seller in and to the Assets, free and clear of all Encumbrances (other than the Permitted Encumbrances), to have and to hold forever.
     Section 1.02. Governing Agreement. This Bill of Sale is expressly made subject to the terms and provisions of the Purchase Agreement. The delivery of this Bill of Sale shall not affect, alter, enlarge, diminish or otherwise impair any of the representations, warranties, covenants, conditions, indemnities, terms or provisions of the Purchase Agreement, and all of the representations, warranties, covenants, conditions, indemnities, terms and provisions contained in the Purchase Agreement shall survive the delivery of this Bill of Sale to the extent, and in the manner, set forth in the Purchase Agreement. In the event of a conflict between the terms and provisions of this Bill of Sale and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern and control.
     Section 1.03. Successors and Assigns. The provisions of this Bill of Sale shall bind Seller and its successors and permitted assigns and inure to the benefit of Purchaser and its respective successors and permitted assigns.

C-1

     Section 1.04. Interpretation. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Bill of Sale. Whenever the context requires in this Initial Bill of Sale, the singular shall include the plural, and vice versa. This Bill of Sale shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     Section 1.05. Execution in Counterparts. This Bill of Sale may be executed and delivered in two (2) original or facsimile counterparts, each of which shall be deemed and original, but both of which together shall constitute one and the same document. Notwithstanding anything contained herein to the contrary, this Agreement has been countersigned by Wells Fargo Delaware Trust Company, not in its individual capacity but solely in its capacity as Owner Trustee, and in no event shall Wells Fargo Delaware Trust Company in its individual capacity or as Owner Trustee have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust, as to all of which recourse shall be had solely to the assets of the Trust.
     Section 1.06. Governing Law. This Bill of Sale shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of laws principles of any jurisdiction.
[SIGNATURE PAGE FOLLOWS]

C-2

     IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the date first written above.

“SELLER” IRWIN UNION BANK AND TRUST COMPANY
By:
Printed:
Title:

Accepted and Agreed: “PURCHASER” NAVIGATOR MORTGAGE LOAN TRUST 2008
By:	WELLS FARGO DELAWARE TRUST COMPANY, not in its individual capacity but solely as Owner Trustee of Navigator Mortgage Loan Trust 2008
By:
Printed:
Title:

[Form of Bill of Sale]

C-3